                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                              SLEEPMASTER L.L.C.,
                                    (BUYER)


                           CRESCENT ACQUISITION CORP.
                               (BUYER SUBSIDIARY)


                                      AND



                        CRESCENT SLEEP PRODUCTS COMPANY
                                   (COMPANY)



                           DATED AS OF JUNE 29, 2000


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                               TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.01    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.02    Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.03    Certificate of Incorporation and By-Laws of the Surviving Corporation  . . . . . . . . . . . . . 2
         1.04    Board of Directors and Officers of the Surviving Corporation.  . . . . . . . . . . . . . . . . . 2
         1.05    Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.06    Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
         1.07    Company Stock Appreciation Rights and Purchased Options. . . . . . . . . . . . . . . . . . . . . 5
         1.08    Company Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
         1.09    Rollover Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
         1.10    Payment of Cash for Company Securities and Other Rights. . . . . . . . . . . . . . . . . . . . . 7
         1.11    No Further Rights or Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
         1.12    Working Capital Purchase Price Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         1.13    Determination of Closing Net Working Capital. . . . . . . . . . . . . . . . . . . . . . . . . . .9
         1.14    Closing Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         1.15    Dixie Bedding Escrow Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE II  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.01    Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.02    Deliveries at the Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.01    Organization, Standing, Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.02    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.03    Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.04    No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.05    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.06    Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.07    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.08    Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.09    Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.10    Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.11    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.12    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         3.13    Permits, Licenses, Authorizations; Compliance with Laws. . . . . . . . . . . . . . . . . . . .  21
         3.14    Retirement and Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         3.15    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.16    No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.17    Affiliate Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         3.18    Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         3.19    Sole Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY  . . . . . . . . . . . . . . . . . . .  25
         4.01    Organization, Good Standing, Equity Ownership. . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.02    Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25





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
         4.03    No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         4.04    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         4.05    No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.06    Financing Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.07    Interim Operations of Buyer Subsidiary.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.08    Sole Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V  CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.01    Operation of Business of the Company Until Effective Time. . . . . . . . . . . . . . . . . . .  26
         5.02    Section 280G Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.03    Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.04    Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.05    Hart-Scott-Rodino Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.06    Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.07    Deposit of Escrow Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.08    Income Tax Withholding.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.09    Payment of Borrowed Money Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.10    Reasonable Efforts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.11    Amendment of Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.12    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.13    Nonsolicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.14    Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.01    Conditions to the Obligations of Buyer and Buyer Subsidiary. . . . . . . . . . . . . . . . . .  31
         6.02    Conditions to the Obligations of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE VII  CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.01    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.02    Directors and Officers Liability Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE VIII  TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.01    Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.02    Procedure and Effect of Termination and Abandonment. . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE IX  TAX REFUND CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.01    Tax Refunds Arising From Current Year Losses. . . . . . . . . . . . . . . . . . . . . . . . . . 36
         9.02    Payment of Tax Refund(s). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         9.03    No Amendments of Returns Affecting NOL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE X  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.01   Indemnification by the Company or Selling Parties. . . . . . . . . . . . . . . . . . . . . . .  37
         10.02   Indemnification by Buyer and Buyer Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.03   Notice of Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         10.04   Defense of Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.05   Notice of Other Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         10.06   Access and Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         10.07   Term of Indemnities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         10.08   Limitations on Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         10.09   Escrow Amount and Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41





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
ARTICLE XI  MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         11.01   Survival of Representations and Warranties of the Company, Buyer and Buyer Subsidiary. . . . .  41
         11.02   Amendment and Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         11.03   Waiver of Compliance; Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         11.04   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         11.05   Press Releases and Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.06   Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.07   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.08   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.09   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.10   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.11   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.12   Headings; Internal References. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         11.13   Number; Gender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.14   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
         11.15   Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.16   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         11.17   Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         11.18   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

EXHIBITS

         Exhibit A-1      -       Company Stockholders
         Exhibit A-2      -       Company Stock Appreciation Rights
         Exhibit A-3      -       Company Warrants
         Exhibit A-4      -       Company Stock Options
         Exhibit B        -       Option and SAR Cancellation Agreement
         Exhibit C        -       Commitment Letters
         Exhibit D        -       Opinion of Counsel to the Company
         Exhibit E        -       Opinion of Counsel to Buyer and Buyer Subsidiary
         Exhibit F        -       Escrow Agreement

Schedules

         Schedule 1.03            Amended and Restated Certificate of Incorporation
         Schedule 3.02(a)         Capitalization
         Schedule 3.02(b)         Other Equity Interests
         Schedule 3.02(c)         Repurchase Agreements, Voting Agreements, Etc.
         Schedule 3.02(d)         Company Stock Ownership
         Schedule 3.04            No Conflicts
         Schedule 3.05            Financial Statements
         Schedule 3.06            Certain Changes
         Schedule 3.07            Taxes
         Schedule 3.08(a)         Owned Real Property; Encumbrances
         Schedule 3.08(b)         Leases/Leased Real Property; Encumbrances





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         Schedule 3.09            Permitted Liens
         Schedule 3.10            Material Contracts
         Schedule 3.11            Intellectual Property
         Schedule 3.12            Litigation
         Schedule 3.14            Employee Benefit Plans
         Schedule 3.15            Environmental Matters
         Schedule 3.17            Affiliate Transactions
         Schedule 3.18            Indebtedness

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of June 29, 2000, among Sleepmaster L.L.C., a New Jersey limited liability company ("Buyer"), Crescent Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Buyer Subsidiary"), and Crescent Sleep Products Company, a Delaware corporation (the "Company") and, for purposes of Sections 5.03, 5.12 and 5.13 only, Marathon Fund Limited Partnership III, a Minnesota limited partnership ("Marathon Fund III") and, for purposes of Sections 1.13, 1.14, 1.15, 9.01, 9.02, 9.03 and 10.09 only, Michael D. Goldner and Michael S. Israel, acting as Selling Parties' Representative for and on behalf of the Selling Parties (as hereinafter defined).

                                    RECITALS

         A. The Boards of Directors of Buyer, Buyer Subsidiary and the Company have approved this Agreement and the merger of Buyer Subsidiary with and into the Company (the "Merger") in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"). In addition, this Agreement and the Merger have been approved by Buyer, as the sole stockholder of Buyer Subsidiary, and by the stockholders of the Company listed on Exhibit A-1 (the "Stockholders") pursuant to the requirements of the DGCL.

         B. The authorized capital stock of the Company consists of 2,300,000 shares ("Company Stock"), of which 2,000,000 shares are voting Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and 300,000 shares are non-voting Class B Common Stock, $.01 par value per share (the "Class B Common Stock").

         C. Buyer desires to acquire the Company by effecting the Merger pursuant to the terms hereof whereby the Stockholders will receive cash for their shares of Company Stock.

         D. The controlling Stockholders of the Company acquired the business of the Company pursuant to the terms of an Asset Purchase Agreement (the "Dixie Purchase Agreement") between the Company and Dixie Bedding Company, a North Carolina corporation (n/k/a DBC Holdings Company) ("Dixie Bedding"), dated as of March 17, 1998 (the "Company Acquisition Date").

         E. Reference is made to Section 11.18 hereof, which includes certain definitions and also lists the Sections within this Agreement where capitalized terms used herein are defined.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 1.01     MERGER.   At the Effective Time (as hereinafter
defined) and in accordance with the terms of this Agreement and the DGCL, Buyer Subsidiary shall be merged with and into the Company, the separate corporate existence of Buyer Subsidiary shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the DGCL.

                 1.02     EFFECTIVE TIME OF THE MERGER.   Concurrently with
the Closing (as hereinafter defined), the parties hereto shall file a certificate of merger (the "Certificate of Merger"), executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL or such later time as may be specified in the Certificate of Merger. The term "Effective Time" shall mean the date and time when the Merger becomes effective.

                 1.03     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
SURVIVING CORPORATION.   The Certificate of Incorporation of the Company
in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and shall be amended and restated in its entirety at the Effective Time so as to conform to Schedule 1.03 hereof, until further amended in accordance with the laws of the State of Delaware and such Certificate of Incorporation. The By-laws of Buyer Subsidiary in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Delaware, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                 1.04     BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING
CORPORATION.   The directors of Buyer Subsidiary immediately prior to the
Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation. The officers of Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

                 1.05 CONVERSION OF SECURITIES. Subject to Section 1.10, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer or the Surviving Corporation, or the holders of any of the following securities:

                 (a) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares of Company Stock held of record by Buyer or Buyer Subsidiary immediately prior to the Effective Time), shall be converted into and represent the right to receive the Cash Consideration (as defined below) and the Escrow Consideration (as defined below) and the Tax Refund Consideration (as defined below):

                                  (i)      Cash Consideration.  In addition to
                 being converted into the right to receive the Escrow Consideration and the Tax Refund Consideration, each such issued and outstanding share of Company Stock (other than Dissenting Shares) shall also be converted into the right to receive the following amount in cash, without interest (the "Cash Consideration"):

                                        (x)      (A) one hundred eighteen
                          million dollars ($118,000,000), minus (B) the amount of Borrowed Money Debt immediately prior to the Effective Time (after giving effect to any application of Cash to reduce such Borrowed Money Debt on the Closing Date prior to the Effective
                          Time), minus (C) the amount of Company Transaction Expenses (pursuant to Section 11.04 hereof), and plus
                          (D) the aggregate exercise prices of Company Stock Options outstanding as of the Effective Time, divided by

                                        (y)      (A) the number of shares of
                          Company Stock issued and outstanding as of the Effective Time (including without limitation shares of Company Stock held of record by Buyer or Buyer Subsidiary as of the Effective Time and all Dissenting Shares), plus (B) the aggregate number of shares of Company Stock issuable upon exercise of Company Warrants and Company Stock Options outstanding as of the Effective Time, plus (c) the aggregate number of Reference Shares covered by the Company Stock Appreciation Rights outstanding as of the Effective Time (the result of this clause (y), the "Fully Diluted Equity Number").

                                  (ii)     Escrow Consideration.  In addition
                 to being converted into the right to receive the Cash Consideration and the Tax Refund Consideration, each such issued and outstanding share of Company Stock shall also be converted into a 0.00005328002% interest in the Escrow Funds (the "Escrow Consideration").

                                  (iii)    Tax Refund Consideration.  In
                 addition to being converted into the right to receive the Cash Consideration and the Escrow Consideration, each such issued and outstanding share of Company Stock shall also be converted into a fractional interest in any Available Tax Refund (as defined below) (the "Tax Refund Consideration"), such fraction to be determined by dividing one (1) by the difference obtained by reducing the Fully Diluted Equity Number by the number of shares subject to Rollover Options. For purposes of this Agreement, "Available Tax Refund" shall mean any tax refund payable to the Selling Parties as determined pursuant to Article IX and Section 1.14 hereof and as paid pursuant to
                 Section 9.02(b) hereof, with the understanding that any Tax Benefit Bonus (as defined in the Option and SAR Cancellation Agreement) payable to holders of Company Stock Appreciation Rights pursuant to the Option and SAR Cancellation Agreement and Article IX and Section 9.02(a) hereof shall not be considered part of the Available Tax Refund.

                 The sum of the Cash Consideration, the Escrow Consideration and the Tax Refund Consideration as determined pursuant to this Section 1.05(a) is referred to herein as the "Per Share Merger Consideration."

                 At the Closing, the chief financial officer of the Company shall deliver to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer and the Selling Parties' Representative, setting forth in reasonable detail the calculations of (x) the Cash Consideration pursuant to Section 1.05(a)(i) above, (y) the percentages representing the respective interests of the Selling Parties in the Escrow Funds, and (z) the fraction to be utilized in calculating the respective interests of the Selling Parties in the Tax Refund Consideration pursuant to Section 1.05(a)(iii) above.

                 (b) Each Dissenting Share shall be converted into the right to receive an amount equal to the fair value thereof determined in accordance with Section 262 of the DGCL.

                 (c) Each share of common stock of Buyer Subsidiary issued and outstanding as of the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. From and after the Effective Time, each outstanding certificate previously representing shares of common stock of Buyer Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

                 (d) Each share of Company Stock held of record by Buyer, Buyer Subsidiary or any other direct or indirect wholly-owned subsidiary of Buyer or the Company as of the Effective Time shall automatically be canceled and cease to exist, and no payment shall be made with respect thereto.

                 (e) Each share of Company Stock that is owned by the Company as treasury stock shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

                 1.06 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, each share (if any) of Company Stock issued and outstanding immediately before the Effective Time for which the holder has the right to demand, and has made a demand for, appraisal of such share under
Section 262 of the DGCL (each a "Dissenting Share") shall not be converted into the right to receive its Per Share Merger Consideration at or after the Effective Time, and the Company shall therefore have no obligation to pay the Per Share Merger Consideration in respect of any such Dissenting Share, unless and until the holder of such shares withdraws his demand for dissenters' rights or becomes ineligible for dissenters' rights. If, after the Effective Time, any such holder fails to perfect (or otherwise loses) any such right to appraisal, then each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest. The Company shall give prompt notice to Buyer of each demand received by the Company for appraisal of Company Stock, and Buyer shall have the right to participate in negotiations and proceedings regarding each such demand. The Company shall not, except with the prior written consent of Buyer, settle or make any payment regarding any such demand. Each person holding of record or beneficially owning Dissenting Shares who becomes entitled under Section 262 of the DGCL and this Section 1.06 to payment of the fair value of such Dissenting Shares (and any other payments required by Section 262 of the DGCL) shall receive payment therefor from the Surviving Corporation.

                 1.07     COMPANY STOCK APPRECIATION RIGHTS AND PURCHASED
OPTIONS.

                 (a) Prior to the Effective Time, pursuant to the terms of the applicable Option and SAR Cancellation Agreement (as hereinafter defined) with respect to each of the Company Stock Appreciation Rights each Company Stock Appreciation Right shall be cancelled by the Company as provided therein and in this Agreement. If approved by the holder(s) of more than 75% of the shares of the Company's capital stock entitled to vote on the Merger, Company Stock Appreciation Right will be settled by the Company at the Effective Time by (x) the payment to each holder thereof of the Cash Consideration for each Reference Share covered by his Company Stock Appreciation Rights (reduced by any applicable withholding taxes) in accordance with the terms of this Agreement and the applicable Option and SAR Cancellation Agreement, (y) an acknowledgement, contained in the Option and SAR Cancellation Agreement, that such holders have a right to receive (i) amounts equal to the following percentages of the Escrow Consideration: Dale R. Whitfield, 9.92638832%; Hampton H. Culler, 8.42639578%; Charles W. Johnson, 8.42639578%; and Thomas P. Sanfilippo, 8.42639578% (reduced by any applicable withholding taxes) as a contingent bonus if, as and when received by the Selling Parties pursuant to the Escrow Agreement and (ii) an amount equal to the Tax Refund Consideration, for each Reference Share covered by his Company Stock Appreciation Rights as a contingent bonus if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to Section 9.02(b) hereof, and (z) an acknowledgment, contained in the Option and SAR Cancellation Agreement, that such holder has a right to receive the Tax Benefit Bonus as contemplated by the Option and SAR Cancellation Agreement and Article IX hereof as a contingent bonus if, as and when paid by the Company to the holders of Company Stock Appreciation Rights pursuant to Section 9.02(a) hereof.

                 (b) Prior to the Effective Time, pursuant to the terms of the applicable Option and SAR Cancellation Agreement, each Purchased Option shall be cancelled by the Company as provided therein and in this Agreement. If approved by the holder(s) of more than 75% of the shares of the Company's capital stock entitled to vote on the Merger, each Purchased Option will be settled by the Company at the Effective Time by (x) the payment to each holder thereof of the Cash Consideration for each share of Class A Common Stock covered by his Purchased Options, less the exercise price per share of his Purchased Options (reduced by any applicable withholding taxes) in accordance with the terms of this Agreement and the Option and SAR Cancellation Agreement, (y) an acknowledgement, contained in the Option and SAR Cancellation Agreement, that such holder has a right to receive an amount equal to the Tax Refund Consideration for each share of Class A Common Stock covered by his Purchased Options as a contingent bonus if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to Section 9.02(b) hereof. The Purchased Options will not receive any part of the Escrow Consideration.

                 (c) For purposes of this Agreement, the following definitions shall apply:

                 "Option and SAR Cancellation Agreement(s)" means the Option and SAR Cancellation Agreement(s), substantially in the form of Exhibit B hereto, signed by the Company and each holder of Company Stock Appreciation Rights and Company Stock Options (as hereinafter defined);

                 "Company Stock Appreciation Rights" means those Stock Appreciation Right Agreements covering 520,000 Reference Shares listed in Exhibit A-2 hereto;

                 "Reference Shares" means the 520,000 Reference Shares covered by the Company Stock Appreciation Rights listed in Exhibit A-2 hereto;

                 "Company Stock Options" means the 140,675 options listed in Exhibit A-4 hereto; and

                 "Purchased Options" means that portion of any Company Stock Option listed as such in Exhibit A-4 hereto.

                 As of the date hereof, there are outstanding Company Stock Appreciation Rights covering 520,000 Reference Shares. Further, as of the date hereof, there are outstanding Company Stock Options to purchase 140,675 shares of Class A Common Stock, of which the Purchased Options represent 81,018.002 shares.

                 1.08 COMPANY WARRANTS. Pursuant to the terms of each Company Warrant (as hereinafter defined), each Company Warrant outstanding at the Effective Time shall, with respect to each share of Company Stock covered thereby, become the right to purchase the Per Share Merger Consideration at the Exercise Price set forth to the right of the name of the holder of such Company Warrant on Exhibit A-3 hereto. The Company shall have received from each holder of Company Warrants a written release and termination of the Company Warrants effective upon such holder's receipt of a cash payment equal to the Cash Consideration for each share of Company Stock issuable under such Company Warrant and a right to receive (x) the Escrow Consideration for each share of Company Stock issuable under such Company Warrant if, as and when received by the Selling Parties pursuant to the Escrow Agreement and (y) the Tax Refund Consideration for each share of Company Stock issuable under such Company Warrant if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to Section 9.02(b) hereof. For purposes of this Agreement, "Company Warrant(s)" means those warrants to purchase 108,888.80 shares of Class B Common Stock listed in Exhibit A-3 hereto.

                 1.09 ROLLOVER STOCK OPTIONS. At the Effective Time, as contemplated by the Option and SAR Cancellation Agreement, the outstanding Rollover Options (as hereinafter defined) shall be converted into options to purchase an aggregate of 287.52 Class C Common Units of Sleepmaster Holdings L.L.C. and an aggregate of 1,439.22 Preferred Units of Sleepmaster Holdings L.L.C. pursuant to separate agreements with the Company. For purposes of this Agreement, "Rollover Option(s)" means that portion of any Company Stock Option listed as such in Exhibit A-4 hereto. As of the date hereof, there are outstanding Company Stock Options to purchase 140,675 shares of Class A Common Stock, of which the Rollover Options represent 59,746.998 shares. The Rollover Options shall not receive any part of the Cash Consideration, the Escrow Consideration or the Tax Refund Consideration.

                 1.10     PAYMENT OF CASH FOR COMPANY SECURITIES AND OTHER
RIGHTS.

                 (a)      (i)     At and after the Effective Time, each holder
of a certificate or certificates representing shares of Company Stock canceled and extinguished at the Effective Time may surrender such certificate or certificates to the Company, to effect the exchange of such certificate or certificates on such holder's behalf. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented shares of Company Stock shall be deemed to represent and evidence only the right to receive the Per Share Merger Consideration to be paid therefor as set forth in this Section 1.10 and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

                          (ii)    After surrender to the Company of any
certificate which, prior to the Effective Time, shall have represented shares of Company Stock, the Company shall distribute to the person in whose name the certificate shall have been registered, a check or wire transfer in an amount equal to the product of (x) the Cash Consideration multiplied by (y) the number of shares of Company Stock represented by the certificate.

                 (b)      (i)     With respect to the Company Stock
Appreciation Rights, at the Effective Time, the Company shall distribute to the person in whose name a Company Stock Appreciation Right shall have been registered a check or wire transfer in an amount equal to the aggregate Cash Consideration attributable to such holder's Company Stock Appreciation Rights (reduced by any applicable withholding taxes). Payment of this aggregate Cash Consideration in this manner and execution of the Option and SAR Cancellation Agreement and fulfillment of the obligations contained therein by the Surviving Corporation and the Company shall be in full satisfaction of all other rights pertaining to each such Company Stock Appreciation Right, except the right of each holder to receive his specified percentage of the Escrow Consideration if, as and when received by the Selling Parties pursuant to the Escrow Agreement and the right to receive the Tax Refund Consideration if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to
Section 9.02(b) hereof.

                          (ii)    With respect to the Purchased Options, at the
Effective Time, the Company shall distribute to the person in whose name a Purchased Option shall have been registered a check or wire transfer in an amount equal to the aggregate Cash Consideration attributable to such holder's Purchased Options, less the aggregate exercise price of such Purchased Options (reduced by any applicable withholding taxes). Payment of this aggregate Cash Consideration in this manner and execution of the Option and SAR Cancellation Agreement and fulfillment of the obligations contained herein by the Surviving Corporation and the Company shall be in full satisfaction of all other rights pertaining to each such Purchased Option, except the right to receive the Tax Refund Consideration if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to Section 9.02(b) hereof.

                 (c) With respect to each Company Warrant, at the Effective Time, the Company shall distribute to the person in whose name each Company Warrant shall have been registered a check or wire transfer in an amount equal to the aggregate Cash Consideration attributable to such Company Warrant. Payment of this aggregate Cash Consideration in this manner shall be in full satisfaction of all other rights pertaining respectively to each such Company Warrant, except the right to receive the Escrow Consideration if, as and when received by the Selling Parties pursuant to the Escrow Agreement and the right to receive the Tax Refund Consideration if, as and when received and paid by the Company for the benefit of the Selling Parties pursuant to Section 9.02(b) hereof.

                 (d) If payment of cash is to be made to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Company any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Company that such tax either has been paid or is not payable.

                 (e) No interest shall accrue or be payable with respect to any amounts which a holder of shares of Company Stock, Company Stock Appreciation Rights, Purchased Options or Company Warrants shall be so entitled to receive. The Company shall be authorized to pay the cash attributable to any certificate previously issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Company Stock represented thereby and of appropriate indemnification.

                 1.11 NO FURTHER RIGHTS OR TRANSFERS. At the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Company Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a Stockholder with respect to the shares of Company Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided pursuant to
Section 1.05(a) hereof or to preserve and perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL and Section 1.06 hereof if such holder has validly exercised and not withdrawn or lost such right, and no transfer of shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

                 1.12 WORKING CAPITAL PURCHASE PRICE ADJUSTMENT. If the Target Net Working Capital exceeds the Closing Net Working Capital (defined below) then not later than the third business day after the Closing Net Working Capital is finally determined pursuant to Section 1.13 below, Buyer shall be entitled to collect from the Escrow Fund an amount equal to the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital. Any amount to be paid pursuant to this Section 1.12 will be treated as an adjustment to the merger consideration hereunder for all purposes and shall be solely satisfied out of the Escrow Fund.

                 1.13     DETERMINATION OF CLOSING NET WORKING CAPITAL.

                 (a) The "Closing Net Working Capital" means the Net Working Capital as of the opening of business on the Closing Date, as determined in accordance with Sections 1.13(b), (c) and (d) below.

                 (b) On the close of business on the day immediately preceding the Closing Date the Company will complete a full physical inventory of the Company. The Buyer and the Buyer's Accountant (as defined below) shall be entitled to be present while the inventory review is being conducted. On or before the 60th day after the Closing Date, the Selling Parties' Representative, on behalf of the Selling Parties will cause to be prepared a balance sheet as of the opening of business on the Closing Date (without giving effect to any of the transactions contemplated hereby), which shall be audited by Arthur Andersen LLP (the "Sellers' Accountant") (together with the related audit report of such firm, the "Closing Balance Sheet"), and which shall set forth a calculation of the Closing Net Working Capital, and the Selling Parties' Representative will promptly deliver a copy of the Closing Balance Sheet to the Buyer. To the extent not previously paid at Closing as a Transaction Expense, all fees and expenses in connection with the preparation of the Closing Balance Sheet, including the fees of the Sellers' Accountant, shall be for the Selling Parties' account and shall be paid from interest earned on the Escrow Fund, as provided in the Escrow Agreement. The Closing Balance Sheet shall (x) be prepared in accordance with GAAP consistent with the preparation of the historical financial statements of the Company and (y) fairly present in all material respects the financial position of the Company as of the Closing Date. During such 60-day period, the Buyer will cause the Company to provide the Selling Parties' Representative and the Sellers' Accountant reasonable access to the Company's records. During the 30-day period immediately following the Selling Parties' Representative's delivery of the Closing Balance Sheet, the Selling Parties' Representative will use commercially reasonable best efforts to provide the Buyer and PricewaterhouseCoopers LLP (the "Buyer's Accountant") reasonable access to the Sellers' Accountant, and the work papers related to the preparation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital. On or prior to the 30th day following delivery of the Closing Balance Sheet by the Selling Parties' Representative, the Buyer may give the Selling Parties' Representative a written notice stating in reasonable detail the Buyer's objections (an "Objection Notice") to the Closing Balance Sheet. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth on the Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed final and binding upon the parties upon delivery of the Objection Notice. If the Buyer does not give the Selling Parties' Representative an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon the parties and the Closing Net Working Capital set forth in the Closing Balance Sheet will constitute the Closing Net Working Capital for purposes of Section 1.13(a) above.

                 (c) If the Buyer gives a timely Objection Notice as described in Section 1.13(b) above, then the Buyer and the Selling Parties' Representative shall negotiate in good faith to resolve their disputes regarding the Closing Balance Sheet.

                 (d) If the Buyer and the Selling Parties' Representative are unable to resolve all disputes regarding the Closing Net Working Capital on or prior to the 45th day after the Objection Notice is given, then the Buyer and the Selling Parties' Representative will retain a firm of certified public accountants chosen randomly by lot from among the "big five" accounting firms other than the Sellers' Accountant and the Buyer's Accountant (the "Independent Accounting Firm") to determine the Closing Net Working Capital as soon as practicable. The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and shall be instructed to determine the Closing Net Working Capital in accordance with the principles set forth in this Agreement. The Closing Net Working Capital determined by the Independent Accounting Firm will be conclusive and binding upon the parties and will constitute the Closing Net Working Capital for purposes of Section 1.12 above. The fees and expenses of the Independent Accounting Firm in connection with its determination of the Closing Net Working Capital will be paid one-half by the Buyer and one-half by the Selling Parties from the interest earned on the Escrow Fund, as provided in the Escrow Agreement.

                 (e) Upon the final determination of the Closing Net Working Capital, the Buyer and the Selling Parties' Representative agree to prepare, execute and deliver joint written instructions to the Escrow Agent (pursuant to the terms of the Escrow Agreement) with respect to the distribution a portion of the Escrow Fund to Buyer, if necessary under the terms of Sections 1.12 and 1.13 hereof.

                 1.14     CLOSING TAX RETURNS.

                 (a) On or before the 30th day after final determination of the Closing Balance Sheet (including the related audit report) as contemplated by Section 1.13 above, the Selling Parties' Representative, on behalf of the Selling Parties, will cause to be prepared the Company's federal income tax return(s) (along with any state and/or local income tax returns) for any taxable periods ending on or prior to the Closing Date with respect to which the Company has not filed its federal income tax return (or state and/or local income tax returns) prior to the Closing Date (collectively, the "Closing Tax Returns"). The Selling Parties' Representative will promptly deliver copies of the Closing Tax Returns to the Buyer for filing by Buyer. To the extent not previously paid at Closing as a Transaction Expense, all fees and expenses of the Sellers' Accountant in connection with the preparation of the Closing Tax Returns shall be for the Selling Parties' account and shall be paid from interest earned on the Escrow Fund, as provided in the Escrow Agreement. The Closing Tax Returns shall be prepared in accordance with applicable law and in keeping with the past custom and practice of the Company. During the period required for preparing the Closing Tax Returns, the Buyer will cause the Company to provide the Selling Parties' Representative and the Sellers' Accountant reasonable access to the Company's records and reasonable assistance in providing information for the preparation of the Closing Tax Returns. During the 30-day period immediately following the Selling Parties' Representative's delivery of the Closing Tax Returns, the Selling Parties' Representative will use commercially reasonable best efforts to provide the Buyer and the Buyer's Accountant reasonable access to the Sellers' Accountant, and the work papers related to the preparation of the Closing Tax Returns.

                 (b) If Buyer objects to the content of the Closing Tax Returns, Buyer may give the Selling Parties' Representative a written notice stating in reasonable detail the dollar amount of any objection and the basis therefor, with the same effect and requirements as if the Closing Tax Returns were the Closing Date Balance Sheet under Section 1.13(b) above. Similarly, any dispute regarding the Closing Tax Returns shall be resolved under Sections 1.13(c) and (d) utilizing the same procedures as if such dispute involved the determination of Closing Net Working Capital.

                 (c) Upon the final determination of the content of the Closing Tax Returns (and the amount, if any, of income tax owed by the Company with respect to the taxable periods covered by the Closing Tax Returns), the Selling Parties shall pay to the Company the aggregate amount of income taxes owed by the Company (as shown on the Closing Tax Returns), reduced by the amount of any timely estimated tax payments made by the Company with respect to the taxable periods covered by the Closing Tax Returns.

                 (d) Buyer hereby represents that Buyer is a member of an Affiliated Group entitled to file consolidated tax returns with members of such Affiliated Group for federal income tax purposes and has properly elected to be classified as an association taxed as a corporation for income tax purposes. Buyer agrees to include the Company in the consolidated federal income tax return of its Affiliated Group for the year 2000 beginning the day after the Closing Date and ending December 31, 2000. Buyer agrees that the Closing Tax Returns described in Section 1.14(a) shall be filed for the period beginning January 1, 2000 and ending on the Closing Date.

                 1.15 DIXIE BEDDING ESCROW ACCOUNT. Reference is made to the Dixie Purchase Agreement and the related Escrow Agreement dated March 17, 1998 by and among Dixie Bedding, the Company and North Carolina Trust Company (the "Dixie Escrow Agreement"). The Dixie Purchase Agreement provides for, among other things, certain potential indemnification claims against Dixie Bedding by the Company (the "Potential Dixie Indemnification Claims"). The Dixie Escrow Agreement creates an escrow fund (the "Dixie Escrow Fund") that is a source of payment for such potential indemnification claims. The potential indemnification claims against Dixie Bedding generally expired on September 17, 1999, but certain potential claims continue beyond such date and will extend beyond the Closing Date. Subject to pending claims, if any, the Dixie Escrow Agreement and the related Dixie Escrow Fund will terminate on September 17, 2000. On the Closing Date, the Company will assign the Potential Dixie Indemnification Claims and the Company's related rights under the

Escrow Agreement to the Selling Parties' Representative, acting on behalf of and for the benefit of the Selling Parties. Such assignment agreement shall be in form and substance reasonably satisfactory to the Company, Buyer and Selling Parties' Representative. As of the date hereof, the Company represents and warrants to Buyer that there are no pending indemnification claims against Dixie Bedding under the Dixie Purchase Agreement or the Dixie Escrow Agreement.


                                   ARTICLE II

                                    CLOSING

                 2.01 GENERALLY. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VI hereof and the termination provisions set forth in Article VIII hereof, the closing (the "Closing") of the transactions contemplated hereby shall occur on June 29, 2000, or at such other time as Buyer and the Company may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Moore & Van Allen, 100 North Tryon, 47th Floor, Charlotte, North Carolina, or at such other place as Buyer and the Company may mutually agree.

                 2.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles VI and VIII hereof, at the Closing:

                 (a) there shall be delivered to Buyer and Buyer Subsidiary (i) the certificates and other documents and instruments as contemplated under Article V hereof; (ii) a certificate of an officer of the Company, dated as of the Closing Date, stating that the conditions specified in Sections 6.01(a), (b), (d), (g), (h), and (m) have been fully satisfied; (iii) all existing minute books, stock transfer records, corporate seals and other materials relating to the Company's respective corporate administration which are in the possession of the Company, the Stockholders or any Affiliate of the Stockholders; (iv) good standing certificates of the Company from its jurisdiction of incorporation and each jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case dated within 5 days prior to the Closing Date; (v) copies of all Consents (including any unanimous written consent of Company stockholders); and (vi) such other documents relating to the transactions contemplated by this Agreement as the Buyer or its special counsel may reasonably request;

                 (b) there shall be delivered to the Company (i) the certificates and other documents and instruments as contemplated under Article VI hereof and (ii) a certificate of an officer of the Buyer and Buyer Subsidiary stating that the conditions specified in Section 6.02(a) shall have been fully satisfied; and

                 (c) the Company and Buyer Subsidiary shall cause the Certificate of Merger to be filed as provided in Section 1.02 hereof and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                  THE COMPANY

                 The Company represents and warrants to Buyer and Buyer Subsidiary that, except as otherwise set forth in the disclosure schedules delivered to Buyer by the Company at the time of execution of this Agreement (the "Schedules" and each a "Schedule"), the statements in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though the Closing Date were substituted for the date of this Agreement throughout this Article III.

                 3.01 ORGANIZATION, STANDING, QUALIFICATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the business, operations, properties, cash flow or financial condition of the Company (a "Material Adverse Effect"). The Company is currently qualified as a foreign corporation to do business in North Carolina, Georgia, Iowa and North Dakota. The copies of the Certificate of Incorporation and By-laws of the Company that have been made available to Buyer are complete and correct as of the date of this Agreement, and the minute books of the Company that have been made available to Buyer are complete in all material respects and accurately reflect all material actions taken prior to the date of this Agreement by the Company's Board of Directors and the Stockholders.

                 3.02     CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of 2,300,000 shares, of which 2,000,000 shares are voting Class A Common Stock and 300,000 shares are nonvoting Class B Common Stock. The issued and outstanding capital stock of the Company consists of 955,000 shares of Class A Common Stock, and 152,222.20 shares of Class B Common Stock, and such shares will be the only issued and outstanding shares of capital stock at Closing, except for any shares that may be issued (i) upon exercise of the Company Stock Options or (ii) upon conversion of shares of Class B Common Stock. Schedule 3.02(a) contains a complete and correct list of all beneficial and record owners of shares of Class A Common Stock and Class B Common Stock and the number of shares owned by each such person, in each case at the date hereof. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. At the date hereof, the Company has no other issued or outstanding shares of capital stock.

                 (b) Except for the Company Stock Appreciation Rights, the Company Stock Options and the Company Warrants and as otherwise set forth on
Schedule 3.02(b), there are no
outstanding subscriptions, options, warrants, calls, stock appreciation rights, profits interests, or other agreements or commitments by which the Company is bound in respect of the capital stock of the Company, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock.

                 (c) Except as set forth on Schedule 3.02(c), the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. Except as set forth on
Schedule 3.02(c), there are no voting trusts, proxies, or other agreements or understandings among the Company's Stockholders or any other person with respect to the voting, transfer or registration of the Company's capital stock or with respect to any other aspect of the Company's affairs.

                 (d) The Company has no subsidiaries. Except for the ownership interests listed in Schedule 3.02(d), the Company does not own, directly or indirectly, any capital stock or other equity interest in (or any rights to acquire any capital stock of or other equity interest in) any corporation, partnership, joint venture or other entity.

                 3.03 AUTHORIZATION AND EXECUTION. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and effectively authorized by the Company's Board of Directors and the Stockholders, and no further corporate action of the Company is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity). All other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company, shall each constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                 3.04 NO CONFLICTS. Except as set forth in Schedule 3.04, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Certificate of Incorporation or By-laws, as currently in effect, of the Company, or (ii) except for the requirements under the Hart-Scott-Rodino Act, the filing of the Certificate of Merger as required by the DGCL, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of the Company, or (iii) violate any statute, regulation, injunction, judgment or order to which the Company is subject, or (iv) conflict with or result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party, or give any third party the right to modify, terminate or accelerate any obligation under, or result in the creation of any lien on the assets of the Company under any Material Contract (as defined in Section 3.10).

                 3.05 FINANCIAL STATEMENTS. The Company has previously delivered to Buyer its (i) audited financial statements for each of the fiscal years ended as of December 31, 1998 and 1999, inclusive, and (ii) unaudited monthly financial statements for each of the months ended May 31, 2000, inclusive. All of the foregoing financial statements are hereinafter collectively referred to as the "Company Financial Statements." Each of the audited Company Financial Statements is correct and complete and was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each is consistent with the books and records of the Company and fairly presents, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods indicated. Each of the unaudited monthly Company Financial Statements was prepared by the Company in accordance with generally accepted accounting principles and consistent with the past practices of the Company and each is consistent with the books and records of the Company and fairly presents, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations for the periods indicated, and further except that all the unaudited monthly Company Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosures required by generally accepted accounting principles.

                 Other than as and to the extent (w) disclosed or reserved against in the balance sheet (the "Base Balance Sheet") dated as of May 31, 2000 (the "Base Balance Sheet Date"), (x) set forth in Schedule 3.05, (y) incurred under, or required or permitted to be incurred under, this Agreement, or (z) incurred in the ordinary course of business consistent with past custom and practice since the Base Balance Sheet Date excluding any liabilities resulting from breach of contract, breach of warranty, tort, infringement and none of which is material, either individually or in the aggregate, the Company has no material liabilities or obligations required to be disclosed or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles. Notwithstanding the foregoing sentence, (i) the amount included in the Base Balance Sheet related to the item for "Stock Appreciation Rights" has not been adjusted to reflect the transaction contemplated by this Agreement and (ii) no accrual has been made in the Company Financial Statements for any amounts that may be payable by the Company under the Serta CEO Deferred Compensation Plan.

                 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 3.06 or as permitted by Section 5.01 hereof, since the Base Balance Sheet Date and to and including the date of this Agreement:

                 (a) there has not been (i) any incident, occurrence or event which has had or would reasonably be expected to have a Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Company exceeding $100,000 in the aggregate, (iii) any declaration, setting aside or payment of any dividend or distribution or any redemption or other acquisition by the Company of any of the capital stock of the Company or any split, combination or reclassification of shares of capital stock declared or made by the Company, (iv) any increase in compensation payable or benefits to directors, executive officers or key employees of the Company, or
(v) any commitment or agreement to do any of the foregoing; and

                 (b) there has not been (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past custom and practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past custom and practice, of claims, liabilities and obligations reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past custom and practice since the Base Balance Sheet Date, (v) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business and consistent with past custom and practice, (vi) any write down in the value of any asset or investment on the Company's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past custom and practice, (vii) any material change in any method of accounting or accounting practice by the Company (including delaying, postponing or canceling the payment of accounts payable or accelerating the collection of any notes or accounts receivable), except for such changes required by reason of changes in generally accepted accounting principles, (viii) cancellation of any debts or waiver of any claims or rights in excess of $20,000, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of $20,000, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, (ix) any single capital expenditure or commitment in excess of $150,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $300,000 for additions to property or equipment, (x) any loans or advances to, guarantees for the benefit of, or any investments in, any Persons (except routine expense advances to employees in the ordinary course of business consistent with past practice), (xi) any loan to or arrangement with an officer, director, partner, stockholder, employee or other Affiliate of the Company, except loans by the Company to hourly employees not exceeding $4,000 in the aggregate outstanding at any time and not exceeding $500 to any individual at any time, (xii) any transaction entered into other than in the ordinary course of business consistent with past custom and practice, or (xiii) any agreement to do any of the foregoing.

                 3.07     TAX MATTERS.

                 (a) The Company has timely filed all Federal, state, local and foreign tax returns ("Tax Returns") required to be filed by it with respect to income, withholding, social security, unemployment, franchise, property, excise, sales and use taxes or other tax, together with any interest or penalty imposed with respect to a tax ("Tax(es)") and has paid all Taxes shown on such Tax Returns and all assessments made against it to the extent such have become due. In addition, with respect to income Taxes, the Company has paid or made adequate provision for the payment of all such Taxes which are due and payable with respect to the periods covered by such returns, whether or not shown on such returns or otherwise due or payable on or before the Closing Date. The liability for Taxes reflected in the Base Balance Sheet (i) is sufficient for the payment of all unpaid Taxes, whether or not disputed, that are accrued or applicable for the period ended on the Base Balance Sheet Date and for all years and periods ended prior thereto, and (ii) such liability will be adjusted for the passage of time in a manner consistent with the past practice of the Company, and will be sufficient for the payment of all unpaid Taxes, whether or not disputed, that are accrued or applicable for all years or periods ending on or prior to the Closing Date.

                 (b) All Tax Returns filed by the Company were complete and accurate in all material respects. Except as set forth in Schedule 3.07, no Tax Returns filed by the Company have been audited and no claims for additional Taxes for any taxable period have been made by any taxing authority and are pending. The Company has not received a notice of deficiency or assessment of additional Taxes, which notice or assessment remains unresolved. The Company has not extended the period for assessment or payment of any Tax, which period has not since expired. No claim has been made by a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax or a Tax Return filing obligation in that jurisdiction.

                 (c) The Company has not been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal income tax return for any tax year. The Company has no liability for the taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), by contract or otherwise.

                 (d) There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company.

                 (e)      The Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations.

                 (f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                 (g) The Company is not a party to any Tax allocation or sharing agreement.

                 (h) Assuming that the shareholder approval contemplated by Section 6.01(r) hereof is obtained, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                 3.08     REAL PROPERTY.

                 (a) Schedule 3.08(a) contains a complete and accurate list of all real property owned by the Company (the "Owned Real Property"). The Company has delivered or made available to Buyer copies of the deeds (as recorded) by which the Company acquired such

Owned Real Property, and copies of all title insurance policies, abstracts, and surveys prepared in connection with the Company's acquisition of the Owned Real Property and in the possession of the Company and relating to the Owned Real Property. The Company has good and marketable fee simple title, subject only to the matters permitted by the following sentence, to all the Owned Real Property free and clear of all liens, pledges, encumbrances claims, mortgage and security interests (collectively, "Encumbrances") other than Permitted Encumbrances. "Permitted Encumbrances" shall mean: (i) Encumbrances listed on
Schedule 3.08(a) hereto; (ii) liens which may arise for current Taxes not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established, and (iii) minor imperfections of title, if any, none of which would cause a Material Adverse Effect, (iv) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (v) matters set forth on the title insurance commitments listed on Schedule 3.08(a).

                 (b) Schedule 3.08(b) sets forth a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications thereto (the "Leases") for certain premises described therein (the "Leased Real Property", and collective with the Owned Real Property, the "Real Property") to which the Company is a party. The Company has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Encumbrances except as described on such Schedule.
Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which with the giving of notice, the passage of time or both could become a default by the Company under any Lease, or (to the knowledge of the Company) default by any other party under any Lease. The Company has previously delivered to Buyer true and complete copies of all the Leases. Except as described on Schedule 3.08(b), no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                 (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company. There is no pending or, to the knowledge of the Company, any threatened condemnation proceeding affecting any portion of the Real Property. To the knowledge of the Company, the Real Property is in good operating condition and repair (normal wear and tear excepted, considering the age of the Real Property).

                 3.09 PERSONAL PROPERTY. The Company owns or holds by valid lease or license or has good and valid title to all of its personal property and assets, tangible and intangible, used by it and located on its premises or reflected in the Base Balance Sheet or acquired after the Base Balance Sheet Date (except for any assets sold in accordance with Section 3.06(b)(viii), and assets sold after the Base Balance Sheet Date in the ordinary course of business and consistent with past custom and practice), free and clear of all Encumbrances, except (i) liens which may arise for current Taxes and assessments not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established, and
(ii) Encumbrances which are disclosed in Schedule 3.09 ("Permitted Liens"). Each such tangible asset that is significant in the Company's business has been maintained in accordance with normal industry practices, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                 3.10 MATERIAL CONTRACTS. Except as set forth in Schedule 3.10, the Company is not a party to or bound by any:

                 (a) contract with any labor union or any collective bargaining agreement;

                 (b) bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing similar employee benefits or compensation;

                 (c) written or, to the knowledge of the Company, oral employment, agency, consulting or similar service contract;

                 (d) written or, to the knowledge of the Company, oral sales representative, distributorship, or similar agreement;

                 (e) lease or license (whether written or oral), whether as lessor, lessee, licensor or licensee with respect to any real property;

                 (f) contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than non-negotiated licenses of commercially available computer software);

                 (g) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued (other than trade accounts payable or receivable and other indebtedness incurred in the ordinary course of business and not for money borrowed);

                 (h) mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates a lien on any assets of the Company;

                 (i) written or, to the knowledge of the Company, oral contract restricting the Company in any material respect from engaging in business or from competing with any other parties;

                 (j) purchase or sale order for merchandise or supplies which (i) was not entered into in the ordinary course of business, involves payments of $75,000 or more, and is not terminable by the Company without cost or penalty upon sixty (60) days' or less notice, or (ii) is a standing or similar order with a remaining term of more than one (1) year and is not terminable by the Company without cost or penalty upon sixty (60) days' or less notice;

                 (k)      plan of reorganization;

                 (l) contract or option involving the acquisition or disposition of $20,000 or more in assets, other than contracts involving the sale of inventory or products in the ordinary course of business;

                 (m) partnership, limited liability company or joint venture agreement;

                 (n) contract or commitment to loan money to any person, to guarantee indebtedness of any person, or to make an equity investment in any person; or

                 (o) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (i) providing annual cash or other compensation in excess of $60,000 (ii) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (iii) otherwise restricting its ability to terminate the employment of any employee at anytime for any lawful reason or for no reason without penalty or liability;

                 (p)      contract or agreement involving any Governmental
Entity;

                 (q) contract relating to the marketing, sale, advertising or promotion of its products;

                 (r) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

                 (s) any other written or, to the knowledge of the Company, oral contract (excluding purchase and sale orders not required by the terms in clause (j) above to be set forth in Schedule 3.10) that is not otherwise set forth in Schedule 3.10, except such contracts as involve payments of $50,000 or less a year.

                 All of the items listed in Schedule 3.10 are hereinafter collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and correct copies thereof have been delivered or made available to the Buyer unless otherwise noted in Schedule 3.10. Except as set forth in Schedule 3.10, (i) the Material Contracts are valid and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, are valid and enforceable in accordance with their respective terms with respect to any other party thereto, and (ii) there is not under any of the Material Contracts any existing breach, default or event of default by the Company or, to the knowledge of the Company, any other party thereto.

                 3.11 INTELLECTUAL PROPERTY. Schedule 3.11 contains a complete and correct list of (i) all patents, patent applications, trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, domain names and registered and material unregistered copyrights owned by the Company (collectively, with the Company's trade secrets, confidential information, know-how and inventions, the "Proprietary Intellectual Property") and (ii) all third party patents, trademarks, trade names, copyrights, technology, computer software (other than non-negotiated licenses of commercially available software), processes or other intellectual property rights used by the Company in its business (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property, hereinafter referred to as "Intellectual Property"). Except for the Company's license agreements with Serta, Inc. (collectively, the "Serta Agreements") and the Licensed Intellectual Property licensed to Company therein, the Company owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and, except as listed in Schedule 3.11, the consummation of the transactions contemplated hereby will not alter or impair any such rights. The Serta Agreements are valid and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, are valid and enforceable in accordance with their respective terms with respect to any other party thereto, and there is not under any of the Serta Agreements any existing breach, default or event of default by the Company or, to the knowledge of the Company, any other party thereto. Except as listed on
Schedule 3.11, the consummation of the transaction contemplated hereby will not alter or impair the Company's right to use the Licensed Intellectual Property licensed in the Serta Agreements. Except as set forth in Section 3.11, the Proprietary Intellectual Property is not subject to any liens, security interest or other encumbrances. No claims are pending or, to the knowledge of the Company, (i) threatened against the Company by any person with respect to the use of any Intellectual Property or (ii) challenging or questioning the validity or effectiveness of any license or agreement relating to the same. To the knowledge of the Company, the current use by the Company of the Intellectual Property does not infringe on, misappropriate or otherwise conflict with the rights of any person. Except as set forth in Schedule 3.11, there are no pending claims or charges brought by the Company against any person with respect to the use of any Intellectual Property or the enforcement of any of the Company's rights relating to the Intellectual Property and the Company has taken all necessary and desirable actions to maintain and protect all of the Proprietary Intellectual Property.

                 3.12 LITIGATION. Except as set forth in Schedule 3.12, no litigation, arbitration, or administrative proceeding or investigation is pending or, to the knowledge of the Company, threatened by or against the Company or against any of its officers, employees or directors in connection with the business or affairs of the Company.

                 3.13 PERMITS, LICENSES, AUTHORIZATIONS; COMPLIANCE WITH LAWS. The Company has all material licenses, franchises, permits and other governmental authorizations necessary to conduct its business, and the Company is not in violation of any such license, franchise, permit or other governmental authorization, or any statute, law, ordinance, rule, regulation, judgment, order or decree applicable to it or any of its properties.

                 3.14     RETIREMENT AND BENEFIT PLANS.

                 (a) Schedule 3.14 lists each material employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other employee benefit plans, funds, programs, policies, contracts or arrangements, including without limitation any Employee Benefit Plan (as hereinafter defined), that the Company maintains or to which the Company contributes or in which any current or former employee of the Company has accrued any benefits which they remain entitled to receive. Except as set forth in Schedule 3.14:

                          (i)     To the knowledge of the Company, each such
Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with its terms and the applicable requirements of ERISA, the Code, and other applicable laws.

                          (ii)    All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan (as hereinafter defined) and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the time of Closing have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan (as hereinafter defined).

                          (iii)   Each Employee Pension Benefit Plan which is
intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, but such Plans have not been resubmitted to the Internal Revenue Service with respect to any amendments reflecting changes in the applicable law or other changes for which the remedial amendment period has not expired as of the Effective Time.

                          (iv)    The market value of assets under each such
Employee Benefit Plan which is an Employee Pension Benefit Plan and which is subject to Title IV of ERISA (other than any Multiemployer Plan (as hereinafter defined)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the Closing Date.

                          (v)     The Company has delivered or otherwise made
available to Buyer correct and complete copies of all plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, if any, and all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.

                 (b) Except as set forth in Schedule 3.14, with respect to each Employee Benefit Plan that the Company currently maintains or has maintained since the Company Acquisition Date or to which it currently contributes, or has contributed or been required to contribute since the Company Acquisition Date:

                          (i)     No such Employee Benefit Plan which is an
Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event (as defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of the Company, threatened.

                          (ii)    To the knowledge of the Company, there have
been no material Prohibited Transactions (as defined in ERISA Section 406 or Code Section 4975) for which the Company would be liable with respect to any Employee Benefit Plan. The Company has no material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

                 (c) The Company has not incurred, and the Company has no reasonable basis to expect that the Company will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (d) Except as set forth in Schedule 3.14, the Company does not currently contribute to any Multiemployer Plan or have any liability (including withdrawal liability) under any Multiemployer Plan.

                 (e) Except as set forth in Schedule 3.14, the Company does not maintain and has not since the Company Acquisition Date maintained or contributed to, or since the Company Acquisition Date been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

                 (f) There currently is no entity that is aggregated with the Company pursuant to Code Sections 414(b), (c), (m) or (o), and no entity has been so aggregated with the Company since the Company Acquisition Date.

                 3.15     ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.15 or the matters specifically described in the environmental assessments listed therein:

                 (a) The Company complies in all material respects with, and has since the Acquisition Date complied in all material respects with, all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company and is now pending alleging any such failure to comply;

                 (b) The Company possesses (or has timely filed applications pending for) all material licenses and permits required by all Environmental Laws, and the Company complies in all material respects with the terms and conditions of such licenses and permits;

                 (c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance, in such a manner so as to give rise to any material liability for the Company for investigation, cleanup, monitoring or other response costs, injuries to persons or property, natural resource damages or attorneys fees pursuant to Environmental Laws.

                 (d) No underground storage tanks are located on the Real Property, and, to the knowledge of the Company, no asbestos, landfills or open dumps or polychlorinated biphenyls are located on the Real Property in any case that could result in material liability for the company or that could have a material adverse effect on the value or marketability of such parcel of Owned Real Property.

                 (e) The Company has delivered to Buyer true and complete copies of the environmental assessments listed on Schedule 3.15.

                 3.16 NO BROKERS OR FINDERS. Except for Harris Williams & Co. which has been retained by this Company pursuant to that certain engagement letter dated November 1, 1999, the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby. The Company and Buyer acknowledge and agree that all fees payable by the Company under such engagement letter shall be treated as Company Transaction Expenses pursuant to Section 11.04 and the Surviving Corporation and Buyer shall have no liability for the payment of any such fees.

                 3.17     AFFILIATE TRANSACTIONS.  Except as set forth on
Schedule 3.17, no officer, director, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

                 3.18 INDEBTEDNESS. On May 31, 2000, all Borrowed Money Debt of the Company was $54,938,000 and is described on Schedule 3.18. None of such Borrowed Money Debt (other than pursuant to the North Carolina Bond Documents and the Iowa Bond Documents) shall exist following the Effective Time.

                 3.19 SOLE REPRESENTATIONS AND WARRANTIES. Neither the Company nor any of the Stockholders shall be deemed to have made to Buyer or Buyer Subsidiary any representation or warranty other than as expressly made in this Article III. In particular, without limiting the generality of this
Section 3.19, neither the Company nor any of the Stockholders makes any representation or warranty with respect to (a) any projections, estimates or budgets previously delivered or made available to Buyer or Buyer Subsidiary concerning future revenues, expenses, expenditures or results of operations or
(b) any other information or documents made available to Buyer or Buyer Subsidiary or their respective representatives with respect to the Company, except as expressly covered in this Article III.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                           BUYER AND BUYER SUBSIDIARY

                 Buyer and Buyer Subsidiary represent and warrant to the Company as follows:

                 4.01 ORGANIZATION, GOOD STANDING, EQUITY OWNERSHIP. Each of Buyer and Buyer Subsidiary is an entity duly formed, validly existing and in good standing under the laws of its state of organization. Buyer owns all of the issued and outstanding capital stock of Buyer Subsidiary. Buyer Subsidiary does not own capital stock of any corporation. Buyer has delivered to the Company a certified copy of the respective articles or certificate of incorporation and by-laws of Buyer and Buyer Subsidiary. Each such copy is complete and correct as of the date hereof.

                 4.02 AUTHORIZATION AND EXECUTION. Each of Buyer and Buyer Subsidiary has the requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Subsidiary have been duly and effectively authorized by the respective Boards of Directors and shareholders of Buyer and Buyer Subsidiary, and no further corporate action is necessary on the part of Buyer or Buyer Subsidiary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and constitutes a legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity). All other agreements and instruments contemplated hereby to which Buyer or Buyer Subsidiary is a party, when executed and delivered by Buyer or Buyer Subsidiary, as the case may be, shall each constitute a valid and binding obligation of Buyer or Buyer Subsidiary, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                 4.03 NO CONFLICTS. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the charter documents, by-laws, operating agreement, or similar governing agreements or documents, as currently in effect, of Buyer or Buyer Subsidiary, or, (ii) except for the requirements under the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the DGCL, require any filing with, or the consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary, or (iii) violate any statute, regulation, injunction, judgment or order to which Buyer or Buyer Subsidiary is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer or Buyer Subsidiary under any material instrument, contract or agreement to which either of Buyer or Buyer Subsidiary is a party or by which either of them is bound.

                 4.04 LITIGATION. No litigation, arbitration or administrative proceeding is pending or, to the knowledge of Buyer or Buyer Subsidiary, threatened against Buyer or Buyer Subsidiary as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.

                 4.05 NO BROKERS OR FINDERS. Neither Buyer nor Buyer Subsidiary has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

                 4.06 FINANCING COMMITMENTS. Attached hereto as Exhibit C are copies of Commitment Letters from First Union National Bank and Citicorp Capital Investors, Ltd. (the "Commitment Letters"). The attached copies of the Commitment Letters (i) are true, correct and complete copies of such letters,
(ii) have not been amended since the date of their issuance, and (iii) remain in full force and effect. At the date hereof, to the actual knowledge of Buyer, Buyer is not aware of any term or condition in the Commitment Letters which cannot be satisfied, subject to completion of customary due diligence investigation on the part of the lenders; provided, however, that Buyer makes no representation herein regarding matters relating to the Company.

                 4.07 INTERIM OPERATIONS OF BUYER SUBSIDIARY. Buyer Subsidiary was formed on June 16, 2000, solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                 4.08 SOLE REPRESENTATIONS AND WARRANTIES. Neither Buyer nor Buyer Subsidiary nor any of their respective stockholders shall be deemed to have made to the Company or its stockholders any representation or warranty other than as expressly made in this Article IV.


                                   ARTICLE V

              CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

                 5.01 OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME. From the date hereof to the Effective Time, the Company will, except as required in connection with the Merger and the other transactions contemplated by this Agreement, and except as otherwise set forth in, or expressly permitted or contemplated by, this Agreement, disclosed in the Exhibits or Schedules hereto, or consented to in writing by Buyer:

                 (a) Carry on its businesses in the ordinary and regular course, consistent with past custom and practice;

                 (b) Not amend its Certificate of Incorporation or By-laws;

                 (c) Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock of the Company or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of the Company (other than issuances of shares of Company Stock due to the exercise of rights inherent in the Company Warrants and Company Stock Options by the holders thereof);

                 (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock of the Company and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

                 (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

                 (f) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $150,000 or $500,000 in the aggregate) or create, incur or assume any short-term debt for borrowed money (except (A) in the ordinary course of business under existing lines of credit, or (B) as provided for in the Company's fiscal 2000 annual budget, a copy of which has been made available to Buyer), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any person;

                 (g) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except for compensation increases in the ordinary course of business and consistent with past practice with respect to employees other than executive officers and directors), including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                 (h) Not permit a change in its methods of maintaining its books, accounts or business records or, except as required by generally accepted accounting principles (in which event prior notice shall be given to Buyer), change any of its accounting principles or the methods by which such principles are applied for Tax or financial reporting purposes;

                 (i) Not make any material election with respect to Taxes or consent to any waiver or extension of time to assess or collect any material Taxes;

                 (j) Prepare and file all federal, state, local and foreign returns for Taxes and other tax reports, filings and amendments thereto required to be filed by it, on a timely basis and in a manner consistent with past practice; and

                 (k)      Not take any action required to be disclosed under
Section 3.06 hereof, except that the Company may increase by not more than $10,000 each the compensation of two non-executive employees who currently earn less than $75,000 per year.

                 5.02 SECTION 280G STOCKHOLDER APPROVAL. Prior to the Effective Time, the Company shall either (i) cause a special meeting of the Stockholders to be duly called and held, or (ii) send to each Stockholder a Written Consent in Lieu of Meeting, in either case for the purpose of voting on the matters described in Section 6.01(r) hereof. The Company will, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

                 5.03 EXCLUSIVITY. None of the Company or Marathon Fund III or any of their respective representatives, officers, directors, agents or Affiliates (all such persons and entities, the "Company Group") shall directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a "Third Party Acquisition"), or provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under this Agreement. The Company shall (i) immediately notify the Buyer if any member of the Company Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, and (ii) provide the Buyer with written assurance that no member of the Company Group has engaged (since the date hereof) or will be engaging in any activities in violation of this Section
5.03. The Company and Marathon Fund III represent that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement and the members of the Company Group have terminated all discussions with third parties (other than the Buyer) regarding Acquisition Proposals or Third Party Acquisitions. The Company and Marathon Fund III shall use their commercially reasonable best efforts to cause each other member of the Company Group to comply with the provisions of this Section 5.03.

                 5.04 ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Buyer and its counsel, financial advisors, auditors and other authorized representatives and its financing sources full access to the offices, properties, books and records of the Company at all reasonable times and upon reasonable notice, and will instruct the employees, counsel, financial advisors and auditors of the Company to cooperate with Buyer and each such representative and financing source in all reasonable respects in its investigation of the business of the Company. Buyer and each such representative and financing source will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the Company disclosed to such persons during such investigation.

                 5.05 HART-SCOTT-RODINO ACT. Within five business days after the date hereof, each of the Company, Buyer and Buyer Subsidiary will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

                 5.06 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement between the Company and Buyer dated February 17, 2000 shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Buyer agree to comply with the terms of such Confidentiality Agreement.

                 5.07 DEPOSIT OF ESCROW FUNDS. At the Effective Time, the Escrow Agreement shall be executed and delivered by the parties thereto, and Buyer shall deposit with the Escrow Agent, by wire transfer of same day funds, the Escrow Funds. The Escrow Funds shall remain deposited with the Escrow Agent and shall be subject to and payable in accordance with the terms of the Escrow Agreement and this Agreement.

                 5.08 INCOME TAX WITHHOLDING. The Company shall comply with all applicable requirements regarding income tax withholding in connection with (x) the payment with respect to the Company Stock Appreciation Rights as contemplated by Section 1.07 and (y) the cancellation of the Company Stock Options as contemplated in Section 1.09 hereof.

                 5.09 PAYMENT OF BORROWED MONEY DEBT. On the Closing Date, the Company will provide to Buyer customary pay-off letters from all holders of Borrowed Money Debt outstanding immediately prior to the Effective Time (other than with respect to outstanding debt under the North Carolina Bond Documents). At or immediately following the Effective Time, Buyer and/or the Company (as determined by Buyer) shall deliver to all holders of Borrowed Money Debt an amount sufficient to repay all of the Borrowed Money Debt outstanding immediately prior to the Effective Time, with the result that immediately following the Effective Time there will be no further monetary obligation of the Company with respect to any of the Borrowed Money Debt outstanding immediately prior to the Effective Time.

                 5.10 REASONABLE EFFORTS. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable best efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                 5.11 AMENDMENT OF SCHEDULES. From time to time prior to the Effective Time, the Company may supplement or amend the Schedules in order to make the information set forth therein timely, complete and accurate. For purposes of determining the fulfillment of the condition set forth in Section 6.01(a) as of the Closing, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties contained in Article III and the liability of the Company with respect thereto under Article X, the Schedules shall be deemed to include all information contained in any supplement or amendment thereto made on or before the Closing.

                 5.12 CONFIDENTIALITY. In consideration of the mutual covenants contained herein, Marathon Fund III agrees that, for all times after the Closing Date, except as required by law or court order, it shall not, directly or indirectly, disclose to any unauthorized Person or use for its own account any Confidential Information unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Marathon Fund III's acts or omissions to act. Marathon Fund III further agrees to use its commercially reasonable best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft.

                 5.13     NONSOLICITATION.

                 (i) For a period of 5 years following the Closing Date, neither Marathon Fund III nor any of its Affiliates shall directly or indirectly (x) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or any Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, including, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its Subsidiaries, (y) hire any person who was a key employee of the Company or any Subsidiary unless at least six months has elapsed since the termination of such key employee's employment with the Company or any Subsidiary, as the case may be, or (z) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any Subsidiary.

                 (ii) Marathon Fund III agrees and acknowledges that: (a) the covenants set forth in this Section 5.13 are reasonably limited in time and in all other respects; (b) the covenants set forth in this Section 5.13 are reasonably necessary for the protection of the Surviving Corporation; (c) the Buyer would not have entered into this Agreement but for the covenants of Marathon Fund III contained herein; and (d) the covenants contained herein have been made in order to induce the Buyer to enter into this Agreement.

                 (iii) If, at the time of enforcement of this Section 5.13, a court shall hold that the duration or scope restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

                 (iv) Marathon Fund III recognizes and affirms that in the event of its breach of any provision of this Section 5.13, money damages would be inadequate and the Buyer and the Surviving Corporation would have no adequate remedy at law. Accordingly, Marathon Fund III agrees that in the event of a breach or a threatened breach by Marathon Fund III or any of its Affiliates of any of the provisions of this Section 5.13, the Buyer and the Surviving Corporation, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

                 5.14 FINANCING. Buyer will use its commercially reasonable best efforts to obtain the financing as contemplated by the Commitment Letters (without giving effect to any lender's ability to utilize "market flex" provisions) or otherwise obtain financing on terms at least as favorable to Buyer.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                 6.01 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Buyer and Buyer
Subsidiary:

                 (a) The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (except for representations and warranties which are not qualified by materiality, which representations and warranties shall be true and correct in all material respects) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement (except with respect to representations and warranties that refer to or speak as of a specified date, which shall only need to have been true on and as of such date); the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately prior to the Effective Time; and Buyer and Buyer Subsidiary shall have received a certificate signed by the Company to the effects set forth in this Section 6.01(a).

                 (b) There shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree which, in the reasonable judgment of Buyer, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions or result in material damages to Buyer, Buyer Subsidiary or the Surviving Corporation or their respective officers or directors if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

                 (c) All other corporate action on the part of the Company necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which the Company is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

                 (d) From the date hereof until the Effective Time, there shall not have been a change in the property or assets of the Company which has had, or could reasonably be expected to have, a Material Adverse Effect.

                 (e) Buyer shall have received from Faegre & Benson LLP, counsel to the Company, an opinion dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, as to the matters set forth in Exhibit D. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of the Company.

                 (f) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                 (g) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (domestic or foreign) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Certificate of Merger and any other documents required to be filed after the Effective Time. All consents that are required from third parties in order for the Company to consummate the Merger and are marked with an asterisk on Schedule 3.04 shall have been obtained.

                 (h) The Escrow Agreement shall have been executed and delivered by the Company, the Selling Parties, the Selling Parties' Representative and the Escrow Agent.

                 (i) Buyer shall have received the resignation of all directors of the Company or such directors shall have otherwise been removed in accordance with applicable law.

                 (j)      [Intentionally Omitted.]

                 (k) Buyer or Buyer Subsidiary shall have received assurance reasonably satisfactory to Buyer that all consents and approvals required under the Company Bond Documents have been obtained.

                 (l) Buyer shall have received the cash proceeds of the financing described in the Commitment Letters sufficient to consummate the Merger contemplated hereby on terms and conditions satisfactory to Buyer.

                 (m) Except as set forth on Schedule 3.17, all transactions, agreements, or other arrangements between the Company and any of its Affiliates or any of the Stockholders, other than this Agreement, shall have been terminated.

                 (n) The Company shall have obtained releases of all liens (other than Permitted Liens) relating to the assets and properties of the company and shall have delivered satisfactory evidence as determined by the Buyer, of such releases to the Buyer.

                 (o)      [Intentionally Omitted.]

                 (p) Chicago Title Insurance Company (the "Title Company") shall be willing to insure at standard rates the Company's marketable title in and to the Owned Real Property in fee simple, free and clear of Encumbrances (other than Permitted Encumbrances) and including such endorsements and affirmative coverages as Buyer shall reasonably require (including, without limitation, non-imputation endorsements). The Company shall use commercially reasonable efforts to provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages. Buyer shall bear all of the cost of obtaining such title insurance. The Company shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this agreement and shall have delivered evidence satisfactory to Purchaser and the Title Company of the payment of such taxes.

                 (q) The Company shall deliver to Buyer an affidavit dated as of the Closing Date and in form and substance required under Section 1445 of the Internal Revenue Code as that Buyer is not required to withhold any portion of the consideration hereunder.

                 (r) The Company shall have satisfied the shareholder approval requirements under Section 280G(b)(5) of the Code with respect to payments required under this Agreement that might otherwise be classified as "parachute payments" within the meaning of Section 280G(b)(2) of the Code.

                 6.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

                 (a) The representations and warranties of Buyer and Buyer Subsidiary contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately prior to the Effective Time as if such representations and warranties had been made on and as of the Effective Time; each of Buyer and Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately prior to the Effective Time; and the Company shall have received a certificate signed by Buyer and Buyer Subsidiary to the effects set forth in this Section 6.02(a).

                 (b) There shall not be pending any litigation or administrative proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree which, in the reasonable judgment of the Company, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions or result in material damages to the officers, directors or Selling Parties (as hereinafter defined) if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

                 (c) All other corporate action on the part of Buyer and Buyer Subsidiary necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer or Buyer Subsidiary is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

                 (d) The Company shall have received from Kirkland & Ellis, counsel to Buyer and Buyer Subsidiary, an opinion dated the Closing Date and reasonably satisfactory in form and substance to the Company and its counsel, as to the matters set forth in Exhibit E. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Buyer or Buyer Subsidiary.

                 (e) All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                 (f) All material consents required from third parties in order for the Company to consummate the Merger shall have been obtained.

                 (g) The Escrow Agreement shall have been executed and delivered by Buyer, Buyer Subsidiary and the Escrow Agent.


                                  ARTICLE VII

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

                 7.01 INDEMNIFICATION. All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the

Company as provided in the Certificate of Incorporation, By-laws or similar organizational documents of the Company or By-law substantially similar to those in effect on the date hereof shall survive the Merger for a period of at least six (6) years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 7.01. Buyer hereby guarantees, effective at the Effective Time, all obligations of the Surviving Corporation in respect of such indemnification and expense advancement.

                 7.02 DIRECTORS AND OFFICERS LIABILITY INSURANCE. For a period of at least six (6) years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events which occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement), or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six (6) years after the Effective Time arising from facts or events which occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company.


                                  ARTICLE VIII

                          TERMINATION AND ABANDONMENT

                 8.01 GENERALLY. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

                 (a) by mutual consent of Buyer and the Company (in the case of the Company, as approved by its Board of Directors);

                 (b) by Buyer or the Company (in the case of the Company, as approved by its Board of Directors) if the transactions contemplated hereby shall not have been consummated on or before July 31, 2000 (which date may be extended by mutual agreement of Buyer and the Company (in the case of the Company, as approved by its Board of Directors)), provided that such failure is not due to the failure of the party seeking to terminate this Agreement (or, in the event Buyer is seeking to terminate this Agreement, of Buyer Subsidiary) to comply with its obligations under this Agreement;

                 (c)      by Buyer, if any of the conditions set forth in
Section 6.01 hereof shall become impossible to fulfill other than for reasons within the control of Buyer or Buyer Subsidiary, and such conditions shall not have been waived pursuant to Section 11.03 hereof; or

                 (d) by the Company (as approved by its Board of Directors), if any of the conditions set forth in Section 6.02 hereof shall become impossible to fulfill other than for reasons within the control of the Company, and such conditions shall not have been waived pursuant to Section
11.03 hereof.

                 8.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT. Upon termination of this Agreement by the Company or Buyer pursuant to Section
8.01 hereof, written notice thereof shall immediately be given to the other such party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except to the extent the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty or covenant contained in this Agreement and except for continuing obligations under Section 5.06.


                                   ARTICLE IX

                            TAX REFUND CONSIDERATION

                 9.01 TAX REFUNDS ARISING FROM CURRENT YEAR LOSSES. The Company anticipates that it will realize a net operating loss for the tax year ending on the Closing Date (the "NOL"). Such NOL may entitle the Company to refunds of certain taxes paid with respect to the year ended as of the Closing Date, and any unused NOL can be carried back to prior years and will create refunds of taxes paid with respect to those years. Buyer agrees that any income tax refunds resulting directly from the carryback of the NOL received with respect to tax years ending on or before the Closing Date shall be for the account of the Selling Parties. As promptly as practicable, Buyer shall cause the Company to file for and obtain any refunds or credits to which the Selling Parties are entitled under this Section 9.01. Buyer shall permit the Selling Parties' Representative, on behalf of the Selling Parties, to control the prosecution of any such refund claim and, where deemed appropriate by the Selling Parties' Representative, shall cause Buyer to authorize by appropriate powers of attorney such person as the Selling Parties' Representative shall designate to represent the Company with respect to such refund claim.

                 9.02 PAYMENT OF TAX REFUND(s). Any tax refund(s) received by the Company pursuant to Section 9.01 shall be paid as follows within ten
(10) days after any such refund is received by the Company:

                 (a) first, an amount equal to the Tax Benefit Bonus (as defined in the Option and SAR Cancellation Agreement) shall be paid, subject to any applicable withholding taxes, to each former holder of Company Stock Appreciation Rights, pursuant to and in the manner required by the Option and SAR Cancellation Agreement; and

                 (b) next, any remaining amount of any such refund shall be paid, subject to any applicable withholding taxes, to the Selling Parties' Representative, as representative of the Selling Parties, for distribution to the Selling Parties pursuant to the terms of this Agreement;

provided that any amount to be distributed to this Section 9.02(b) with respect to a Company Stock Appreciation Right or a Purchased Option shall be delivered by the Selling Parties' Representative to the Company with instructions as to the amount distributable to each former holder of Company Stock Appreciation Rights and Purchased Options. The amounts so delivered to the Company shall be distributed to the individuals identified in the instructions provided to the Company according to the normal payroll and withholding practices of the Company. The Company shall be entitled to rely completely on the instructions provided to it by the Selling Parties' Representative with respect to the amount payable and the identity of the recipient(s) of all payments to be made by the Company.

                 The Company's only responsibility under this Section 9.02 is to pay any such tax refund in the manner described above if, as and when received by the Company.

                 9.03 NO AMENDMENTS OF RETURNS AFFECTING NOL. Except as required by law, Buyer shall not amend any income Tax Return or election made in connection with such return for any period(s) ending on or before the Closing Date without the approval of the Selling Parties' Representative if such amendment would have the effect of reducing the Company's NOL reported on such income Tax Returns or the anticipated refunds to be received from the carryback of such NOL.


                                   ARTICLE X

                                INDEMNIFICATION

                 10.01 INDEMNIFICATION BY THE COMPANY OR SELLING PARTIES. The Company and its successors and assigns, if the Closing shall not occur, and the Selling Parties and each of their successors and assigns (solely through the Escrow Funds as set forth in Section 10.09), if the Closing shall occur, shall indemnify, defend, reimburse and hold harmless Buyer from and against any and all Losses resulting from or relating to (a) any breach of any representation or warranty of the Company contained in this Agreement, or (b) the breach or failure to perform by the Company of any of its covenants or agreements set forth in this Agreement required to be performed before the Effective Time; in the case of each of (a) and (b) however, excluding those breaches or failures (if any) with respect to which any Selling Party can establish that Buyer or Buyer Subsidiary had actual knowledge at the time of Closing. For purposes of this Section 10.01, in determining whether a breach of any representation or warranty has occurred and the amount of any Losses, any materiality qualification in any such representation or warranty shall be ignored and given no effect.

                 10.02 INDEMNIFICATION BY BUYER AND BUYER SUBSIDIARY. Buyer and Buyer Subsidiary shall indemnify, defend, reimburse and hold harmless the Company and its successors and assigns, if the Closing shall not occur, and the Selling Parties and their successors and assigns, if the Closing shall occur, from and against any and all Losses resulting from or relating to (a) any breach of any representation or warranty of Buyer or Buyer Subsidiary contained in this Agreement or (b) the breach or failure to perform by Buyer or Buyer Subsidiary of any of Buyer's or Buyer Subsidiary's covenants or agreements set forth in this Agreement; in the case of both (a) and (b), however, excluding those breaches or failures (if any) with respect to which the Buyer can establish that the Company had actual knowledge at the time of Closing.

                 10.03 NOTICE OF THIRD-PARTY CLAIMS. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless the Indemnitee shall have delivered to the Indemnitor a Claim Notice and the following conditions are satisfied:

                 (a) TIMELY DELIVERY OF CLAIM NOTICE. Except as provided in paragraphs (b) and (c) of this Section 10.03, and subject to Section 10.07 below, no right to indemnification under this Article X shall be available to the Indemnitee with respect to a Third-Party Claim unless the Indemnitee shall have delivered to the Indemnitor, with a copy to the Escrow Agent, promptly upon receiving notice of any action, lawsuit, proceeding or claim against it a notice ("Claim Notice") describing in reasonable detail the facts giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this
Article X.

                 (b) LATE DELIVERY OF CLAIM NOTICE. If, in the case of a Third-Party Claim, a Claim Notice is not given promptly to the Indemnitor, the Indemnitee shall nevertheless be entitled to be indemnified under this Article X except to the extent (but only to the extent) that the Indemnitor has been actually prejudiced by such time elapsed.

                 (c) PAID OR SETTLED CLAIMS. If a Claim Notice is not given by the Indemnitee prior to the payment or settlement by the Indemnitee of a Third-Party Claim, the Indemnitee shall only be entitled to be indemnified under this Article X to the extent (and only to the extent) that the Indemnitee can establish that the Indemnitor has not been prejudiced by such payment or settlement.

                 10.04 DEFENSE OF THIRD-PARTY CLAIMS. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee shall cooperate in all reasonable respects in such defense. The Indemnitee shall at all times have the right to employ separate counsel in any action or claim and to participate in or undertake and control the defense thereof, provided that the fees and expenses of counsel employed by the Indemnitee shall be at the expense of the Indemnitor only if such counsel is retained pursuant to the following sentence or if the employment of such counsel has been specifically authorized by the Indemnitor. The Indemnitee shall have the right to control the defense at the expense of the Indemnitor the claim with counsel of its choosing reasonably satisfactory to the Indemnitor, if (i) the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice that the Indemnitor elects to undertake the defense thereof; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the claim seeks an injunction or equitable relief against the Indemnitee that would be reasonably likely to have a material effect on business; (iv) the Indemnitor failed or is failing to prosecute or defend vigorously such claim. If the Indemnitor has assumed control over the defense of a claim from the Indemnitee, the Indemnitee shall have the right to settle any such claim over the objection of the Indemnitor only if the

Indemnitee waives any right to indemnity therefor. So long as the Indemnitor is controlling the defense of any Third-Party Claim in accordance with the terms hereof, the Indemnitee agrees that Indemnitor shall have full and complete control over the conduct of such proceeding, except that the Indemnitor shall obtain the prior written consent of the Indemnitee (such consent not to be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

                 10.05 NOTICE OF OTHER CLAIMS. In the event any Indemnitee should have a claim against any Indemnitor hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from the Indemnitee, the Indemnitee shall notify the Indemnitor, with a copy to the Escrow Agent, with reasonable promptness of such claim by the Indemnitee, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim. The Indemnitor shall remit payment for the amount of such claim upon receipt of an invoice therefor, or in the event of a dispute, the Indemnitee and the Indemnitor shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.15 hereof.

                 10.06 ACCESS AND COOPERATION. After the Closing Date, Buyer and the Surviving Corporation, on the one hand, and the Selling Parties, on the other hand, shall each cooperate fully with the other as to all claims for indemnification hereunder, shall make available to the other as reasonably requested all information, books, records and documents that may be potentially relevant to any and all claims and shall preserve all such information, books, records and documents until the termination of any claim. Buyer and the Surviving Corporation, on the one hand, and the Selling Parties, on the other hand, shall each also make available to the other, as reasonably requested, its personnel, agents and other representatives who are responsible for preparing or maintaining information, books, records or other documents, or who may have particular knowledge with respect to any claim.

                 10.07 TERM OF INDEMNITIES. Except as hereinafter expressly provided, the right to indemnification under Section 10.01 shall expire twenty
(20) months following the Closing Date; provided, however, that such limitation shall not be applicable to an indemnification claim for which a Claim Notice was given within the twenty (20)-month period following the Closing Date. Any such pending claim shall survive in respect of that claim until the final determination or settlement of that claim.

                 10.08    LIMITATIONS ON LIABILITY.

                 (a) REMEDIES EXCLUSIVE. Except as specifically provided for in the last sentence of this Section 10.08(a), each of the Buyer, Buyer Subsidiary and the Selling Parties acknowledge and agree that, should the Closing occur, the sole and exclusive remedy of each party hereto against any other party hereto with respect to any and all claims arising out of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article X. Without limiting the generality of the foregoing, and except for common law fraud, (i) Buyer,

Buyer Subsidiary and the Surviving Corporation shall have no recourse against the Company's officers, directors or agents with respect to any claims arising out of this Agreement other than in their capacities as Selling Parties otherwise entitled to receive distributions from the Escrow Funds under the Escrow Agreement, and (ii) indemnification owing from any Selling Party who is or was an officer or director of the Company shall not be deemed for any purpose to be a claim covered by indemnification owing to such by the Company under any law, by-law or agreement whatsoever. This Section 10.08(a) shall not apply to limit any of the following claims: (x) claims based upon common law fraud; (y) claims against Marathon Fund III under Section 5.12 or 5.13 hereof;
(z) any claims based upon individual representations regarding title, authority and ownership as provided in the Option and SAR Cancellation Agreement, in any letter of transmittal signed by any of the Selling Parties, or in any separate cancellation agreement with the holders of Company Warrants; or (xx) claims for specific performance.

                 (b) DEDUCTIBLE. Except as hereinafter expressly provided,

                          (i)     Except as provided in paragraph (b)(iii)
below, no claim for indemnification under Section 10.01 shall be made by Buyer or the Surviving Corporation with respect to any breach resulting in an individual item of Loss, or related items of Losses arising out of substantially similar facts and circumstances, unless and until the amount of such Loss(es) suffered by the Surviving Corporation and/or the Buyer exceeds $10,000, at which point a claim can be made for the entire amount of such Loss(es); and

                          (ii)    Except as provided in paragraph (b)(iii)
below, no claim for indemnification under Section 10.01 shall be made by Buyer or the Surviving Corporation unless and until the aggregate amount of all Losses for which claims are allowed under Section 10.08(b)(i) suffered by the Surviving Corporation and/or the Buyer exceeds $750,000 (the "Aggregate Deductible"), and then only to the extent the aggregate amount of all such Losses exceeds the Aggregate Deductible.

                          (iii)   Paragraphs (b)(i) and (b)(ii) above shall not
apply to limit any indemnification claim by Buyer or the Surviving Corporation in respect of any breach of any representation or warranty included in any of Sections 3.02 (Capitalization), 3.03 (Authorization and Execution), 3.07 (Taxes), 3.16 (No Brokers or Finders), 3.17 (Affiliate Transactions) or 3.18 (Indebtedness). In addition, in determining whether a breach of any representation or warranty in any of these sections has occurred for purposes of paragraphs (b)(i) and (b)(ii) above and for purposes of determining the amount of any Losses, any materiality qualification in any such representation or warranty shall be ignored and given no effect.

                 (c) LIABILITY LIMITED TO ESCROW FUNDS. Buyer and the Surviving Corporation shall have recourse only against the undisbursed Escrow Funds with respect to any Losses, in accordance with the terms of the Escrow Agreement. The Selling Parties shall have no liability separate from, or in addition to, the Escrow Funds, except as to the parties and matters described in the last sentence of Section 10.08(a).

                 10.09    ESCROW AMOUNT AND TERM.

                 (a) At the Effective Time, the Buyer shall deposit eight million five hundred thousand dollars ($8,500,000) (the "Escrow Funds") with an escrow agent mutually acceptable to the Selling Parties' Representative and the Buyer (the "Escrow Agent") under an Escrow Agreement in substantially the form attached hereto as Exhibit F, but such Escrow Agreement shall include such additional changes as shall be requested by the Escrow Agent with respect to the Escrow Agent's obligations, liabilities and responsibilities and shall be approved by the Company and Buyer (such approval to be conclusively established by the execution and delivery thereof by an authorized corporate officer of each of the Company and Buyer) (the "Escrow Agreement"). The Escrow Funds shall remain deposited with the Escrow Agent and shall be subject to and payable in accordance with the terms of the Escrow Agreement and this Agreement.

                 (b) Except as provided in Section 10.09(c) below, the Escrow Agreement will provide that, on the date that is twelve (12) months from the Closing Date (the "First Scheduled Release Date"), the Escrow Agent shall release from escrow and deliver to the Selling Parties an aggregate amount equal to four million two hundred fifty thousand dollars ($4,250,000) of the Escrow Funds. Such aggregate amount shall be distributed to the respective members of the Selling Group in proportion to the respective amounts of the Escrow Consideration payable to each of them. Except as provided in Section 10.09(c) below, the remaining Escrow Funds shall be released from escrow on the date that is twenty (20) months from the Closing Date (the "Second Scheduled Release Date") and the Escrow Agreement shall terminate on such date.

                 (c) If there are outstanding indemnification claims on the First Scheduled Release Date, and the remaining Escrow Funds would not cover the amount of such pending claims, then an additional amount adequate to cover such pending claims shall be withheld by the Escrow Agent from the Escrow Funds to be distributed on the First Scheduled Release Date for as long as required to cover such pending claims. If there are outstanding indemnification claims on the Second Scheduled Release Date, an amount adequate to cover such pending claims shall be withheld by the Escrow Agent from the Escrow Funds, and the Escrow Agreement shall continue, for as long as required to cover such pending claims.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                 11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY, BUYER AND BUYER SUBSIDIARY.

                 (a) Except as provided in paragraph (c) below, the representations and warranties of the Company set forth in this Agreement and in any related closing certificate or Schedule furnished in connection herewith shall survive the Closing Date but shall expire on the date which is twenty
(20) months following the Closing Date.

                 (b) Except as provided in paragraph (c) below, the representations and warranties of Buyer and Buyer Subsidiary set forth in this Agreement and in any related agreement, or in any certificate, schedule, statement or certificate or other document furnished in connection herewith shall survive until the date which is twenty (20) months following the Closing Date.

                 (c) Notwithstanding paragraphs (a) and (b) above, any representation or warranty in respect of which indemnity may be sought under
Section 10, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.01 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this
Section 11.01 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder, except to the extent specifically provided in Section 10.01 with respect to Buyer's actual knowledge of any such inaccuracy or breach and in Section 10.02 with respect to the Company's actual knowledge of any such inaccuracy or breach.

                 11.02 AMENDMENT AND MODIFICATION. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto (in the case of the Company, as approved by its Board of Directors) at any time prior to the Effective Time with respect to any of the terms contained herein.

                 11.03 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 6.01(b) and 6.02(b) of this Agreement) may be waived in writing by the Company, or by Buyer and Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.03.

                 11.04 EXPENSES. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. In no event shall any of the assets of the Company be utilized for or reduced by the payment of any such fees or expenses at or after the Closing, except that the Company may pay or establish a reasonable reserve for the future payment of such expenses, but in either case only to the extent such expenses are paid or such reserves are established at Closing and such expenses or reserves are applied to reduce the aggregate Per Share Merger Consideration pursuant to Section 1.05(a) hereof (any such expenses or reserves therefor being herein referred to as the "Company Transaction Expenses").

                 Without limiting the generality of the foregoing, the parties acknowledge and agree that the following shall be considered "Transaction Expenses" for purposes of this Section 11.04: (i) any lump-sum cash payments made to Dale R. Whitfield at Closing pursuant to the Separation Agreement (as hereinafter defined); (ii) any payments made at Closing to the Sellers' Accountant for preparing the Closing Date Balance Sheet (and issuing the related audit report) as contemplated by Section 1.13 hereof and for preparing the Closing Tax Returns as contemplated by Section 1.14 hereof; (iii) any incentive compensation bonus payments made at Closing to Hampton H. Culler, Charles W. Johnson, and Thomas P. Sanfilippo; and (iv) any employer payroll taxes payable by the Company in respect of any cash compensation payments made to Company management at Closing.

                 11.05 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties; provided, however, that each of the Company and Buyer may make any public disclosure it reasonably believes in good faith (based upon written opinion of counsel) is required by applicable law (in which case the disclosing party will advise the other parties to this Agreement prior to making the disclosure).

                 11.06 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the intents and purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

                 11.07 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Buyer or Buyer Subsidiary, to it at or c/o:

                          Sleepmaster L.L.C.
                          2001 Lower Road
                          Linden, New Jersey  07036-6520

                          Attention:  Mr. Charles Schweitzer

                          with a copy to:

                          Kirkland & Ellis
                          153 East 53rd Street
                          New York, New York  10022

                          Attention:  Kimberly P. Taylor, Esq.

                 (b)      If to the Company, to it at:

                          Crescent Sleep Products Company
                          4510 Weybridge Lane
                          Suite 200
                          Greensboro, North Carolina 27407

                          Attention:  Chief Executive Officer

                          with a copy to:

                          Goldner Hawn Johnson & Morrison Incorporated
                          5250 Norwest Center
                          90 South Seventh Street
                          Minneapolis, MN  55402-4116

                          Attention:  Michael S. Israel

                          and with a copy to:

                          Faegre & Benson LLP
                          2200 Norwest Center
                          90 South Seventh Street
                          Minneapolis, MN  55402-3901

                          Attention:  Bruce M. Engler

                 (c) If to Marathon Fund III or a Selling Parties' Representative, to it/him at:

                          Goldner Hawn Johnson & Morrison Incorporated
                          5250 Norwest Center
                          90 South Seventh Street
                          Minneapolis, MN  55402-4116

                          Attention:  Michael S. Israel

                          with a copy to:

                          Faegre & Benson LLP
                          2200 Norwest Center
                          90 South Seventh Street
                          Minneapolis, MN  55402-3901

                          Attention:  Bruce M. Engler

                 11.08 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Article I and Sections 7.01 and 7.02 hereof, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, (i) Buyer may assign this Agreement and its rights hereunder to any Affiliate (but Buyer shall not in any such case be relieved of its obligations hereunder), and (ii) Buyer may assign its rights hereunder as collateral for any lender to Buyer and/or the Company.

                 11.09 INTERPRETATION. As used in this Agreement, unless otherwise expressly defined herein, (i) the term "including" shall mean "including without limitation"; (ii) the term "person" shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization and a government or any department or agency thereof; (iii) the term "Affiliate" shall mean, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; (iv) the phrase "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of Delaware; (v) all dollar amounts are expressed in United States funds; and (vi) the phrase "to the knowledge of the Company" or any similar phrase shall mean the actual knowledge of one or more of the following executive officers of the Company:
Timothy D. Johnson (Chairman), Dale R. Whitfield (President and CEO), Hampton
H. Culler (Vice President - Sales), Charles W. Johnson (Chief Financial Officer, Treasurer and Secretary), and Thomas P. Sanfilippo (Vice President - Manufacturing).

                 11.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without giving effect to conflict or choice of laws principles that may be applicable.

                 11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 11.12 HEADINGS; INTERNAL REFERENCES. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

                 11.13 NUMBER; GENDER. Whenever the context so requires, the singular shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

                 11.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits and the Schedules hereto and the Confidentiality Agreement described in Section 5.06 hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or such Confidentiality Agreement.

                 11.15    ENFORCEMENT.

                 (a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically (i) in any court of the State of Minnesota or any court of the United States located in the State of Minnesota (in the case of any claims asserted in a lawsuit initially filed against the Company or any of the Selling Parties), and (ii) in any court of the State of New York or any court of the United States located in the State of New York (in the case of any claims asserted in a lawsuit initially filed against Buyer, Buyer Subsidiary or the Surviving Corporation) (in each case in addition to any other remedy to which such party is entitled at law or in equity).

                 (b)      In addition, each party hereby:

                          (i)     with respect to any claims asserted in a
lawsuit initially filed against the Company or any of the Selling Parties, submits itself to the personal jurisdiction of (A) the courts of the State of Minnesota; and (B) the United States District Court for the District of Minnesota with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

                          (ii)    with respect to any claims asserted in a
lawsuit initially filed against Buyer, Buyer Subsidiary or the Surviving Corporation, submits itself to the personal jurisdiction of (A) the courts of the State of New York; and (B) the United States District Court for the Southern District of New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

                          (iii)   agrees that it will not attempt to deny or
defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

                          (iv)    agrees that it will not bring any action
relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than (A) in the case of Buyer or Buyer Subsidiary (and the Surviving Corporation), the courts referred to in Section 11.15(b)(i) above, and (B) in the case of the Selling Parties, the courts referred to in Section 11.15(b)(ii) above.

                 11.16 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

                 11.17    SCHEDULES.

                 (a) Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

                 (b) A disclosure made by the Company in any Section of this Agreement or any Schedule that is sufficient on its face to reasonably inform the Buyer of information required to be disclosed in another Section of this Agreement or another Schedule in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other Section of this Agreement or such Schedule. In no event shall the mere listing in a Schedule (or the mere provision by the Company to the Buyer of a copy) of a document or other item be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself, or unless the listing of a document or item in a Schedule otherwise reasonably informs the Buyer of an exception to such representation or warranty).

                 11.18 DEFINITIONS. The following capitalized terms used in this Agreement shall have the following meanings:

         "Acknowledgment Agreement" shall have the meaning set forth in Section 9.02.

         "Acquisition Proposal" shall have the meaning set forth in Section
5.03.

         "Affiliate" shall have the meaning set forth in Section 11.09.

         "Affiliated Group" shall mean an affiliated group of corporations as defined in Section 1504 of the Code.

         "Aggregate Deductible" shall have the meaning set forth in Section 10.08(b).

         "Agreement" shall have the meaning set forth in the Preamble.

         "Available Tax Refund" shall have the meaning set forth in Section 1.05(a)(iii).

         "Base Balance Sheet" shall have the meaning set forth in Section 3.05.

         "Base Balance Sheet Date" shall have the meaning set forth in Section 3.05.

         "Borrowed Money Debt" shall mean the sum of the following:

                 (i) the outstanding principal and accrued interest, as well as prepayment, breakage and similar charges payable thereunder, under that certain Credit Agreement dated March 17, 1998 between the Company, the Banks which are from time to time parties thereto, U.S. Bank National Association, a national banking association and one of the Banks, as agent for the Banks, and Antares Leveraged Capital Corp., a Delaware corporation;

                 (ii) the outstanding principal and accrued interest, as well as prepayment, breakage and similar charges payable thereunder, under that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of March 17, 1998 between the Company and Bank of America NT & SA (f/k/a Bank of America National Trust and Savings Association), a national trust and savings association;

                 (iii) the outstanding principal amount and accrued interest under the North Carolina Bond Documents and the Iowa Bond Documents; and

                 (iv) any other indebtedness for money borrowed by the Company, or any guarantees by the Company of indebtedness for money borrowed by any third party, or any indebtedness for money borrowed that is secured by Company assets, or any deferred purchase price for properties or services (other than accounts payable incurred in the ordinary course of business consistent with past custom and practice and $35,000 owing to Thornel Associates, Inc.).

         "business day" shall have the meaning set forth in Section 11.09.

         "Buyer" shall have the meaning set forth in the Preamble.

         "Buyer's Accountant" shall have the meaning set forth in Section
1.13(b).

         "Buyer Subsidiary" shall have the meaning set forth in the Preamble.

         "Cash" shall mean cash and cash equivalents (including marketable securities and short-term investments), calculated in accordance with generally accepted accounting principles applied on a basis consistent with preparation of the Company Financial Statements.

         "Cash Consideration" shall have the meaning set forth in Section
1.05(a).

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 6901, et seq.

         "Certificate of Merger" shall have the meaning set forth in Section
1.02.

         "Claim Notice" shall have the meaning set forth in Section 10.03(a).

         "Class A Common Stock" shall have the meaning set forth in the Recitals.

         "Class B Common Stock" shall have the meaning set forth in the Recitals.

         "Closing" shall have the meaning set forth in Section 2.01.

         "Closing Balance Sheet" shall have the meaning set forth in Section 1.13(b).

         "Closing Date" shall have the meaning set forth in Section 2.01.

         "Closing Net Working Capital" shall have the meaning set forth in
Section 1.13(a).

         "Closing Tax Returns" shall have the meaning set forth in Section 1.14(a).

         "Code" shall have the meaning set forth in Section 3.07(c).

         "Commitment Letters" shall have the meaning set forth in Section 4.06.

         "Common Stock" shall have the meaning set forth in the Recitals.

         "Company" shall have the meaning set forth in the Preamble.

         "Company Acquisition Date" shall have the meaning set forth in the Recitals.

         "Company Bond Documents" shall mean the Iowa Bond Documents and the North Carolina Bond Documents.

         "Company Financial Statements" shall have the meaning set forth in
Section 3.05.

         "Company Group" shall have the meaning set forth in Section 5.03.

         "Company Stock" shall have the meaning set forth in the Recitals.

         "Company Stock Appreciation Rights" shall have the meaning set forth in Section 1.07.

         "Company Stock Option(s)" shall have the meaning set forth in Section 1.07.

         "Company Transaction Expenses" shall have the meaning set forth in
Section 11.04.

         "Company Warrant(s)" shall have the meaning set forth in Section 1.08.

         "Company Warrant Spread" shall have the meaning set forth in Section 1.08.

         "Confidential Information" shall mean the information and data of the Company concerning the business or affairs of the Company (including the Company's technology, computer programs, know-how, designs, inventions, any business plans, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists and methods of doing business) (i) which is material nonpublic information, (ii) which is proprietary to the Company, (iii) the disclosure of which could reasonably be expected to be detrimental or adverse to the Company, or (iv) is the property of the

Company and that the continued success of the Company depends in large part on keeping this information from becoming known to competitors of the Company.

         "DGCL" shall have the meaning set forth in the Recitals.

         "Dissenting Share" shall have the meaning set forth in Section 1.06.

         "Dixie Bedding" shall mean DBC Holdings Company (f/k/a Dixie Bedding Company), a North Carolina corporation.

         "Dixie Escrow Agreement" shall have the meaning set forth in Section 1.15.

         "Dixie Escrow Fund" shall have the meaning set forth in Section 1.15.

         "Dixie Purchase Agreement" shall mean the Asset Purchase Agreement dated as of March 17, 1998 between the Company and Dixie Bedding.

         "Effective Time" shall have the meaning set forth in Section 1.02.

         "Employee Benefit Plan" shall mean any plan maintained by the Company for its employees which is (a) a nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) a qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) a qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) an Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Encumbrances" shall have the meaning set forth in Section 3.08.

         "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1201 et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law (including common law) or ordinance dealing with pollution prevention and the effects of pollution on human health or natural resources, waste disposal or protection of the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall have the meaning set forth in Section 10.09(a).

         "Escrow Agreement" shall have the meaning set forth in Section
10.09(a).

         "Escrow Funds" shall have the meaning set forth in Section 10.09(a).

         "Escrow Consideration" shall have the meaning set forth in Section 1.05(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "First Scheduled Release Date" shall have the meaning set forth in
Section 10.09(b).

         "Fully Diluted Equity Number" shall have the meaning set forth in
Section 1.05(a)(i)(y).

         "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

         "including" shall have the meaning set forth in Section 11.09.

         "including without limitation" shall have the meaning set forth in
Section 11.09.

         "Indemnitee" shall mean any person who may be entitled to seek indemnification pursuant to the provisions of Sections 10.01 or 10.02 hereof (or, for purposes of notice and administration only, the Selling Parties' Representative (or its designee) in the case of indemnification owing to the Selling Parties).

         "Indemnitor" shall mean any person who may be obligated to provide indemnification pursuant to Sections 10.01 or 10.02 hereof (or, for purposes of notice and administration only, the Selling Parties' Representative (or its designee) in the case of indemnification to be provided by the Selling Parties).

         "Independent Accounting Firm" shall have the meaning set forth in
Section 1.13(d).

         "Intellectual Property" shall have the meaning set forth in Section
3.11.

         "Iowa Bond Documents" shall mean those certain $3,000,000 Tax-Exempt Adjustable Mode Industrial Development Revenue Bonds (Dixie Bedding Company Project) issued by the Iowa Finance Authority on or about March 1, 1995 relating to the Company's facilities located in Clear Lake, Iowa and all documents related thereto to which the Company is a party.

         "Leased Real Property" shall have the meaning set forth in Section 3.08(b).

         "Licensed Intellectual Property" shall have the meaning set forth in
Section 3.11.

         "Loss(es)" shall mean any and all demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages (but excluding incidental, special, consequential, exemplary, punitive and similar damages), costs and expenses paid or incurred, including without limitation any legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions and all amounts paid in settlement of claims or actions in accordance with Section 10.04 hereof. The amount of any Losses for which indemnification is provided under Article X shall be net of any amounts recovered or recoverable (net of any retrospective premium adjustment paid or payable as a result of such Loss) by the Indemnitee under insurance policies with respect thereto (and thus any such amounts shall not be included in calculating the deductible set forth in Section 10.08(b)) and shall be (i) increased to take account of any net tax costs actually recognized by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and
(ii) reduced to take the then present value of any net tax benefit (including as a result of any basis adjustment) to the Indemnitee arising from or relating to any such Loss. In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Loss.

         "Management Interest" shall have the meaning set forth in Section
1.07.

         "Marathon Fund III" shall have the meaning set forth in the Preamble.

         "Material Adverse Effect" shall have the meaning set forth in Section 3.01.

         "Material Contracts" shall have the meaning set forth in Section 3.10.

         "Merger" shall have the meaning set forth in the Recitals.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Working Capital" means the excess of the current assets of the Company as of the opening of business on the date of determination over the current liabilities of the Company as of the opening of business on the date of determination determined in accordance with GAAP, except as otherwise specified below. In determining consolidated current assets and liabilities hereunder, the following shall apply: (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions shall be corrected; (ii) all known proper adjustments shall be made; (iii) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included; (iv) inventory shall be accounted for on a first-in-first-out basis; (v) no accruals shall be made for income tax liability or deferred tax assets (including without limitation any items attributable to an NOL carryback or carryforward);
(vi) any current maturities of Borrowed Money Debt and any accrued interest on Borrowed Money Debt shall be excluded; (vii) no accrual shall be made for (aa) any liability under the Serta CEO Deferred Compensation Plan, (bb) deposits or liabilities associated with promotional trips, (cc) any prepaid management fees to Goldner Hawn Johnson & Morrison Incorporated, or (dd) any item deducted as a Transaction Expense pursuant to Sections 11.04 and 1.05 hereof; and (viii) an appropriate accrual shall be made for (aa) amounts to be paid under the Company's Profit Sharing Plan, (bb) advertising allowances and (cc) $35,000 owing to Thornel Associates, Inc.; (ix) an appropriate accrual shall be made for any drafts issued by the Company which had not cleared prior to the opening of business on the date of determination, offset to the extent of any previous deposits made by the Company to its operating accounts which did not constitute immediately available funds as of the opening of business on the date of determination, but which subsequently became immediately available funds.

         "NOL" shall have the meaning set forth in Section 9.01.

         "North Carolina Bond Documents" shall mean those certain $5,900,000 Industrial Development Revenue Bonds (Crescent Sleep Products Company Project) Series 1999 issued by the Guilford County Industrial Facilities and Pollution Control Financing Authority on or about September 1, 1999 relating to the Company's facilities located in Guilford County, North Carolina and all documents related thereto to which the Company is a party.

         "Objection Notice" shall have the meaning set forth in Section
1.13(b).

         "Option and SAR Cancellation Agreement(s)" shall have the meaning set forth in Section 1.07.

         "Owned Real Property" shall have the meaning set forth in Section 3.08(a).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permitted Liens" shall have the meaning set forth in Section 3.09.

         "Per Share Merger Consideration" shall have the meaning set forth in
Section 1.05(a).

         "person" shall have the meaning set forth in Section 11.09.

         "Potential Dixie Indemnification Claims" shall have the meaning set forth in Section 1.15.

         "Prohibited Transactions" shall have the meaning set forth in Section 3.14(b)(ii).

         "Proprietary Intellectual Property" shall have the meaning set forth in Section 3.11.

         "Purchased Option(s)" shall have the meaning set forth in Section
1.09.

         "Real Property Interests" shall have the meaning set forth in Section 3.08.

         "Reference Shares" shall have the meaning set forth in Section 1.07.

         "Reportable Event" shall have the meaning set forth in Section 3.14(b)(i).

         "Rollover Option(s)" shall have the meaning set forth in Section 1.09.

         "Schedules" shall have the meaning set forth in the introduction in
Article 3.

         "Second Scheduled Release Date" shall have the meaning set forth in
Section 10.09(b).

         "Seller's Accountant" shall have the meaning set forth in Section 1.13(b).

         "Selling Parties" shall mean the Stockholders, the holders of the Company Warrants, the holders of the Company Stock Appreciation Rights, and the holders of the Company Stock Options.

         "Selling Parties' Representative" means either of Michael D. Goldner and Michael S. Israel, and each of them acting alone, with full power of substitution and re-substitution, acting on behalf of the Selling Parties under this Agreement as and to the extent contemplated by the Selling Parties Agreement dated this date by and among the Selling Parties and Messrs. Goldner and Israel. "Selling Parties' Representative" shall also include any person appointed to succeed or replace either of Messrs. Goldner or Israel pursuant to such Selling Parties Agreement.

         "Separation Agreement" means the Separation Agreement dated June 29, 2000 between Dale R. Whitfield and the Company.

         "Serta" shall mean Serta, Inc., a Delaware corporation.

         "Serta Agreements" shall mean (i) that certain Standard License Agreement and Memorandum of Agreement dated March 17, 1998 between the Company and Serta regarding Grovetown, Georgia, (ii) that certain Standard License Agreement and Memorandum of Agreement dated March 17, 1998 between the Company and Serta regarding Greensboro, North Carolina, and (iii) that certain Standard License Agreement and Memorandum of Agreement dated March 17, 1998 between the Company and Serta regarding Clear Lake, Iowa.

         "Serta CEO Deferred Compensation Plan" means the defined compensation plan for the Chief Executive Officer of Serta, Inc. described in Footnote 11 (Commitments and Contingencies) to the Company's audited financial statements as of December 31, 1999 and 1998.

         "Serta Stock" shall mean those certain stock certificates numbered 85, 86 and 87 of Serta issued in the name of the Company, each for 50 shares of class A common stock of Serta.

         "Specified Officer" shall have the meaning included within the definition of Notice Period.

         "Stockholders" shall have the meaning set forth in the Recitals.

         "Surviving Corporation" shall have the meaning set forth in Section
1.01.

         "Surviving Corporation Common Stock" shall have the meaning set forth in Section 1.05(c).

         "Target Net Working Capital" means any amount of Closing Net Working equal to or exceeding $5,914,750.

         "Tax(es)" shall have the meaning set forth in Section 3.07.

         "Tax Benefit Bonus" shall have the meaning set forth in the Option and SAR Cancellation Agreement.

         "Tax Refund Consideration" shall have the meaning set forth in Section 1.05(a)(iii).

         "Tax Returns" shall have the meaning set forth in Section 3.07.

         "Third Party Acquisition" shall have the meaning set forth in Section 5.03.

         "Third Party Acquisition Offer" shall have the meaning set forth in
Section 5.03.

         "Third Party Claims" shall mean any and all Losses which arise out of or result from (i) any claims or actions asserted against an Indemnitee by a third party, (ii) any rights of a third party asserted against an Indemnitee, or (iii) any liabilities of, or amounts payable by an Indemnitee to a third party arising in respect of, claims, actions and rights referred to in the foregoing clauses (i) or (ii).

         "Title Company" shall have the meaning set forth in Section 6.01(p).

         "to the knowledge of the Company" shall have the meaning set forth in
Section 11.09.



                  [Remainder of Page Intentionally Left Blank]

                 IN WITNESS WHEREOF, the parties hereto do execute and deliver this Agreement as of the date first above written.

                         COMPANY:

                         CRESCENT SLEEP PRODUCTS COMPANY



                         By   /s/ Hampton H. Culler
                           ---------------------------
                         Its  President
                            --------------------------


                         BUYER:

                         SLEEPMASTER L.L.C.



                         By   /s/ James P. Koscica
                           ---------------------------
                         Its  Executive V.P.
                            --------------------------


                         BUYER SUBSIDIARY:

                         CRESCENT ACQUISITION CORP.



                         By   /s/ James P. Koscica
                           ---------------------------
                         Its  Executive V.P.
                            --------------------------

         FOR PURPOSES OF SECTIONS 5.03, 5.12 AND
         5.13 ONLY:

         MARATHON FUND III:

         MARATHON FUND LIMITED
           PARTNERSHIP III



         By       /s/ Timothy D. Johnson
                 ----------------------------------
         Title    General Partner
                 ----------------------------------


         FOR PURPOSES OF SECTIONS 1.13, 1.14, 1.15, 9.01,
         9.02, 9.03 AND 10.09 ONLY:

         SELLING PARTIES' REPRESENTATIVE:



          /s/ Michael D. Goldner
         ------------------------------------------
          Michael D. Goldner



          /s/ Michael S. Israel
         ------------------------------------------
          Michael S. Israel

                                                                     EXHIBIT A-1


COMPANY STOCKHOLDERS


 STOCKHOLDER                                            NUMBER OF SHARES
 Marathon Fund Limited Partnership III                              955,000       (Class A)

 BankAmerica Investment Corporation                                 100,000       (Class B)

 MIG Partners VI                                                     46,146.2     (Class B)

 Allstate Insurance Company                                           6,076       (Class B)
                                                                    -------

 Total                                                            1,107,222.2
                                                                  ===========

                                                                     EXHIBIT A-2



                       COMPANY STOCK APPRECIATION RIGHTS



 AGREEMENT                                           NUMBER OF
                                                     REFERENCE
                                                      SHARES
 Stock Appreciation Right Agreement dated               130,000
 March 17, 1998 between the Company and Dale
 R. Whitfield

 Stock Appreciation Right Agreement dated               130,000
 March 17, 1998 between the Company and
 Hampton H. Culler

 Stock Appreciation Right Agreement dated               130,000
 March 17, 1998 between the Company and
 Charles W. Johnson

 Stock Appreciation Right Agreement dated               130,000
 March 17, 1998 between the Company and
 Thomas P. Sanfilippo
                                                        ------

 Total                                                  520,000
                                                        =======

                                                                     EXHIBIT A-2



                                COMPANY WARRANTS



                                            NUMBER OF
                                            SHARES OF CLASS B         EXERCISE PRICE
 HOLDER                                     COMMON STOCK ISSUABLE     PER SHARE*
 Bank of America, N.A. (f/k/a Bank of       84,582.80                 $.00
 America National Trust and Savings
 Association)

 Allstate Insurance Company                 24,306.00                 $.00
                                            ---------                 --------

 Total                                      108,888.80                $0.00
                                            ==========                ========



* Company Warrants state an exercise price of $.01 per share which has already been paid to the Company pursuant to the terms of the Company Warrants.

                                                                     EXHIBIT A-4


                             COMPANY STOCK OPTIONS


                                         NUMBER
                                         OF SHARES
                                         OF CLASS A       EXERCISE
                                         COMMON STOCK     PRICE            PURCHASED             ROLLOVER
             HOLDER                      ISSUABLE         PER SHARE        OPTIONS               OPTIONS
             Dale R. Whitfield           56,306           $10.00           56,306 shares          None

             Hampton H. Culler           28,153           $10.00           8,237.334 shares       19,915.666 shares

             Charles W. Johnson          28,153           $10.00           8,237.334 shares       19,915.666 shares

             Thomas P. Sanfilippo        28,153           $10.00           8,237.334 shares       19,915.666 shares

                                         -------           ---------       ----------             ----------
             Total                       140,765          $1,407,650       81,018.002 shares      59,746.998 shares
                                         =======           =========       ==========             ==========

                                                                       EXHIBIT B


                     OPTION AND SAR CANCELLATION AGREEMENT

         *[To follow after being finalized with management personnel.]*

                                                                       EXHIBIT B


                               COMMITMENT LETTERS


                                 **[To follow.]

                                                                       EXHIBIT D


                   FORM OF OPINION OF COUNSEL TO THE COMPANY


                 1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

                 2. The authorized capital stock of the Company consists of 2,300,000 shares, of which 2,000,000 shares are voting Class A Common Stock, $.01 par value per share (the "Class A Common Stock") and 300,000 shares are non-voting Class B Common Stock, $.01 par value per share (the "Class B Common Stock"). The issued and outstanding capital stock of the Company consists of 955,000 shares of Class A Common Stock, and 152,222.20 shares of Class B Common Stock. All of such issued shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which the Company is bound in respect of the capital stock of the Company, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock, except as follows: (i) rights to obtain 520,000 shares of Class A Common Stock pursuant to the Company Stock Appreciation Rights; (ii) options to purchase 140,765 shares of Class A Common Stock pursuant to the Company Stock Options; (iii) rights to purchase 108,888.80 shares of Class B Common Stock pursuant to the Company Warrants; and (iv) as otherwise disclosed in Schedule 3.02(b).

                 3. The Company has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby (including, without limitation, the Merger). The execution, delivery and performance of the Agreement (including, without limitation, the Merger) by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                 4. Except as set forth in Schedule 3.04, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, will (i) conflict with or result in a breach of the Certificate of Incorporation or By-laws, as currently in effect, of the Company, or (ii) except for the requirements under the Hart-Scott-Rodino Act, and the filing of the Certificate of Merger as required by the DGCL, require any filing with, or consent or approval of, (x) any federal or State of Minnesota governmental authority having jurisdiction over any of the business or assets of the Company or (y) the Secretary of State of Delaware pursuant to the DGCL, or (iii) violate any federal or Minnesota statute or regulation, or
(iv) violate any injunction, judgment or order which is directly applicable to the Company, or (v) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of the Company under any Material Contract, except, in the case of clauses
(ii), (iii), (iv) and (v) above, where such violation, failure or other circumstances would not, individually or in the aggregate, have a Material Adverse Effect.

                 5. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the terms and provisions of the Certificate of Merger, the Agreement, and the laws of the State of Delaware.

                                                                       EXHIBIT E


            FORM OF OPINION OF COUNSEL TO BUYER AND BUYER SUBSIDIARY


         1. Buyer is a limited liability company validly existing and in good standing under the laws of the State of New Jersey.

         2. Buyer Subsidiary is a corporation validly existing and in good standing under the laws of the State of Delaware.

         3. Each of Buyer and Buyer Subsidiary has the requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby (including, without limitation, the Merger). The execution, delivery and performance of the Agreement (including, without limitation, the Merger) by each of Buyer and Buyer Subsidiary have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Subsidiary. The Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and constitutes the valid and binding obligation of Buyer and Buyer Subsidiary and is enforceable against Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         4. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary, nor the consummation by Buyer or Buyer Subsidiary of the Merger, will (i) conflict with or result in a breach of the charter documents, by-laws, or limited liability company operating agreement, or similar governing agreements or documents, as currently in effect, of Buyer or Buyer Subsidiary, or (ii) except for the requirements under the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the DGCL, require any filing with, or consent or approval of, (x) any federal or New York governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary or (y) the Secretary of State of Delaware pursuant to the DGCL, or (iii) violate any federal or New York statute or regulation, or (iv) violate any injunction, judgment or order which is directly applicable to Buyer or Buyer Subsidiary is subject, in the case of clauses (ii), (iii), and (iv) above, where such violation, failure or other circumstances would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Buyer Subsidiary to consummate the Merger.

         5. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the terms and provisions of the Certificate of Merger, the Agreement, and the laws of the State of Delaware.